AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

AGREEMENT

OF

IGNIS BARNETT SHALE, LLC
(A Delaware Limited Liability Company)

November 15, 2006

THE INTERESTS OF IGNIS BARNETT SHALE, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (A) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (B) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT. SUCH INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF SUCH INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

LIMITED LIABILITY COMPANY AGREEMENT
OF
IGNIS BARNETT SHALE, LLC

i

7.2	Restrictions on Distributions	14
7.3	Capital Accounts	14
7.4	Allocations to Capital Accounts	15
7.5	Tax Allocations	17
7.6	Determinations under Article VII	18
7.7	Restoration of Negative Capital Accounts	18
7.8	Withholding	18
7.9	Tax Elections	19
7.10	Tax Matters Partner	19
ARTICLE VIII FEES AND EXPENSES
8.1	Company Expenses and Reimbursement	19
ARTICLE IX CERTAIN MEMBER MATTERS
9.1	Rights of the Members	20
9.2	Limitations on Members	20
9.3	Liability of Members	20
9.4	Agreements of the Members	20
9.5	Representations and Warranties of all Members	20
9.6	Additional Representations and Warranties of the Class B Member	22
9.7	Anti-Money Laundering Provisions	22
ARTICLE X COVENANTS
10.1	Conduct of Business	23
10.2	Notices	24
10.3	Further Assurances	24
ARTICLE XI TRANSFERS OF INTERESTS AND WITHDRAWALS
11.1	General Transfer Provisions	24
11.2	Tag-Along Rights	25
11.3	Drag-Along Rights	27
11.4	Assignee’s Rights	27
11.5	Withdrawal by a Member	27
11.6	Removal of the Class B Member for Cause or Death, Disability, or Voluntary Termination	27
ARTICLE XII BOOKS, RECORDS, REPORTS, BANK ACCOUNTS
12.1	Books and Records	29
12.2	Reports and Opinions	29
12.3	Tax Returns; Tax Matters Partner	30
12.4	Bank Accounts	30
ARTICLE XIII DISSOLUTION, LIQUIDATION, AND TERMINATION
13.1	Dissolution	30
13.2	Winding-Up	30
13.3	Distributions in Cash or in Kind or a Winding-Up	31
13.4	Time for Liquidation	31
13.5	Cancellation of Certificate	31
ARTICLE XIV RIGHT OF FIRST OFFER
ARTICLE XV AMI ACTIVITIES
15.1	Acreage Purchase Limitation	32
15.2	AMI Right of First Offer	32

ii

15.3	Pursuit of Opportunity	32
15.4	Reimbursement of Expenses	33
ARTICLE XVI MISCELLANEOUS
16.1	Notices	33
16.2	Amendments	33
16.3	Entire Agreement	33
16.4	No Waiver	33
16.5	Applicable Law; Submission to Jurisdiction	33
16.6	Successors and Assigns	34
16.7	Exhibits, etc.	34
16.8	Survival of Representations and Warranties	34
16.9	No Third-Party Benefit	34
16.10	Filings	34
16.11	WAIVER OF TRIAL BY JURY	34
16.12	Arbitration of Disputes	34
16.13	Remedies	36
16.14	Use of Silver Point Name	36
16.15	Severability	36
16.16	Press Releases	36

EXHIBITS

Exhibit A - Defined Terms
Exhibit B - Member Commitments and Percentage Interests
Exhibit C - Services Agreement

APPENDICES

Appendix A

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

IGNIS BARNETT SHALE, LLC

(A Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated, or modified, this “Agreement”) OF IGNIS BARNETT SHALE, LLC (the “Company”) is made and entered into this 15th day of November, 2006, by and between Ignis Petroleum Group, Inc., a Nevada corporation (“Ignis” and also the “Class B Member”), SPC Ignis Inc., a Delaware corporation, SPC Ignis (Onshore) LLC, a Delaware limited liability company, and SPC Ignis (Finance) LLC, a Delaware limited liability company (each a “Class A Member”) (each of Ignis and the Class A Members, a “Member” and jointly the “Members”). In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

WHEREAS, the Company was formed as a Texas limited liability company by the filing of a Certificate of Formation (the “Texas Certificate”) with the Secretary of State of the State of Texas on August 29, 2006 (the “Formation Date”), and the execution of that certain Limited Liability Company Agreement of the Company, dated as of August 29, 2006 (the “Original Agreement”); and

WHEREAS, the Company has entered into that certain Purchase and Sale Agreement with W.B. Osborn Oil & Gas Operations, Ltd., d/b/a W.B. Osborn Oil & Gas Operations (“WBO”) and St. Jo Pipeline, Limited, both Texas limited partnerships, dated as of September 27, 2006 (as amended, the “PSA”);

WHEREAS, the Company converted to a limited liability company under the laws of the State of Delaware by filing a Certificate of Conversion and Certificate of Formation with the Secretary of State of the State of Delaware on November 13, 2006;

WHEREAS, prior to the execution and delivery of this Agreement and the admission of the Class A Members as members pursuant hereto, the Class B Member is, and always has been the sole member of the Company;

WHEREAS, the Class B Member desires to admit the Class A Members as a Members of the Company; and

WHEREAS, the Members desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of these premises, it is hereby agreed as follows:

ARTICLE I
GENERAL

1.1    Formation, Continuation, Amendment, and Restatement. The Members hereby agree to continue the Company as a limited liability company pursuant to the Act upon the terms and subject to the conditions set forth in this Agreement. This Agreement amends and restates in its entirety and supersedes the Original Agreement, effective as of the date hereof. The Members agree that the Company shall be governed by the terms and conditions set forth in this Agreement and, except as provided herein, the Act.

1.2    Name. The name of the Company shall be “Ignis Barnett Shale, LLC.” Subject to all applicable laws, the business of the Company shall be conducted in the name of the Company unless otherwise required under the laws of some jurisdiction in which the Company does business, in which instance the business of the Company in such jurisdiction may be conducted under such other name or names (except the names of the Class A Members or any Affiliate thereof or the name of the Class B Member or any Affiliate thereof) as the A Manager shall determine in its sole discretion to be necessary as long as it does not affect adversely the limited liability of the Members hereunder or jeopardize in any manner the title to or ownership of any of the assets of the Company or result in liability to the Company it would otherwise not have had. The A Manager shall cause to be filed on behalf of the Company qualification or such assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

1.3    Principal Office. The principal office and place of business of the Company and its street address shall be 100 Crescent Court, 7th Floor, Dallas, Texas 75201. The A Manager, at any time and from time to time, may change the location of the Company’s principal office and place of business and may establish such additional place or places of business of the Company as the A Manager shall determine to be necessary or desirable; provided, however, the location is in Texas and notice thereof is given concurrently to the Members.

1.4    Registered Agent and Office. The registered office of the Company in Delaware is 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, and the registered agent for service of process on the Company in Delaware is Corporation Trust Company. The registered office of the Company in Texas is 100 Crescent Court, 7th Floor, Dallas, Texas 75201, and the registered agent for service of process on the Company in Texas is Michael P. Piazza. The A Manager, at any time and from time to time, may change the Company’s registered offices or registered agents or both by complying with the applicable provisions of the Act or other applicable law and by giving concurrent notice thereof to all Members and may establish, appoint, and change additional registered offices and registered agents of the Company in such other states as the A Manager shall determine to be necessary or desirable.

1.5    Term. The Company was formed on the Formation Date and shall continue until terminated following dissolution in accordance with Section 13.1.

1.6    Purpose. Subject to the other provisions of this Agreement, the business of the Company shall be: (a) exploring, developing, operating, investing in, acquiring, expanding, selling, managing, and financing, directly or indirectly, oil and gas properties, including those properties held by the Company as of the date hereof and properties acquired after the date hereof, and any gas pipeline gathering system related to such properties, (b) the development, acquisition, and improvement of technology, know-how, trade secrets, and other intellectual property and rights therein relating to or used or useful in connection with the Project (including any horizontal drilling techniques acquired, developed, or improved in connection with the Project), and (c) taking all such other actions incidental to any of the foregoing as may be necessary or desirable and in which a Delaware limited liability company may legally engage.

1.7    Company Property. No real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company.

1.8    Tax Treatment. Unless otherwise determined by the A Manager, the Company shall be treated as a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the A Manager shall cause the Company to timely make any and all necessary elections and filings for the Company to be treated as a partnership for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

ARTICLE II
CERTAIN DEFINITIONS AND REFERENCES

2.1    Certain Defined Terms. When used in this Agreement, certain capitalized terms shall have the respective meanings assigned to them on Exhibit A.

2.2    References and Titles. All references in this Agreement to articles, sections, subsections, and other subdivisions refer to corresponding articles, sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of such subdivisions, and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate. No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement. All references herein to “$” or “dollars” shall refer to U.S. Dollars. The word “includes” and its variants mean including, without limitation. The phrase “the date of this Agreement” or “the date hereof” shall mean November 15, 2006.

2.3    Standard of Care. Whenever in this Agreement any Person is permitted or required to make a decision (a) in its “sole and absolute discretion,” “sole discretion,” “discretion,” or under a grant of similar authority or latitude, such Person shall be entitled to consider such interests and factors as it desires, including its own interests, and such Person shall not have any duty or obligation to give any consideration to any interest of or factors affecting any other Person, or (b) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

ARTICLE III
MEMBERS

3.1    Members. The name, address, Commitment, Capital Contributions, and class of interest of the Members are set forth on Exhibit B hereto, which shall be amended from time to time to reflect the admission of new Members, additional Capital Contributions of Members, or the Transfer of Interests of any Member.

3.2    Admission of New Members. No Person shall be admitted as a Member of the Company other than as set forth in Article XI of this Agreement.

3.3    No Liability of Members. All debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise shall be solely the debts, obligations, and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligations, or liability of the Company solely by reason of being a Member.

3.4    Actions by the Members.

(a)    No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter. Meetings of Members may be called by the Managers upon at least five (5) days’ prior written notice of the time and place of such meeting. For any meeting of Members, the presence in person or by proxy of all of the Members at the time of the action taken constitutes a quorum for the transaction of business.

(b)    The Members may vote, approve a matter, or take any action by the vote of the Members at a meeting, in person or by proxy, or without a meeting by written consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if Members holding Interests sufficient to approve the action pursuant to the terms of this Agreement consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Members. In no instance where action is authorized by written consent shall a meeting of Members be called or notice be given; however, a copy of the action taken by written consent shall be sent promptly to all Members and filed with the records of the Company.

3.5    Other Activities of the Class A Members.

(a)    Notwithstanding anything in this Agreement to the contrary, the Class A Members and any of their Affiliates may engage independently or with others, for their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Company or any other Member or otherwise; provided, however, (a) that Daniel Bardes and Spencer Wells, both employees of Silver Point, shall not directly engage in any business ventures or activities that relate to gas pipeline gathering systems in the AMI with competitors of the Company while employed by Silver Point, and (b) this Section 3.5 will not relieve the Class A Members of their obligations under Section 6.3. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom, and neither the Class A Members nor any of their Affiliates shall be under any obligation to refer any opportunities, investments, ventures, or the like to the Company, the Class B Member, or the B Manager.

(b)    Prior to the occurrence of an event in Section 13.1, Silver Point shall not sell short the common stock of Ignis.

ARTICLE IV
MANAGEMENT AND VOTING

4.1    A Manager. Except as expressly set forth herein, the Company and its affairs will be managed, operated, and controlled by or under the direction of the A Manager. Without limiting the generality of the foregoing, subject to Section 4.5, the A Manager shall have exclusive power and authority to authorize and direct, and to prohibit, without limitation:

(a)    the approval of the annual budget of the Company and the incurrence of any expenditures that would cause any line item in the annual budget to be exceeded by more than 10% or cause the annual budget to be exceeded in the aggregate by more than 5%;

(b)    any cash or non-cash distributions;

(c)    any modification or expansion of the Plan or the Company’s objectives, purposes, activities, or strategy;

(d)    any related party transactions;

(e)    the establishment or creation of a class of interests other than Class A Interests or Class B Interests, or issuance of any additional interests or options or rights to acquire any additional Interests in the Company to any third party or the acceptance by the Company of any additional capital contributions in variation from the Plan or budget;

(f)     any reduction in the amount of any reserves for liabilities;

(g)    entering into, amending, or terminating any contract or agreement outside of any budget or exercising or waiving any material right under any contract or agreement;

(h)    entering into any third-party consulting or services agreement or any material agreement, notwithstanding that each such agreement may have been contemplated by the budget;

(i)     borrowing money, acting as a guarantor, encumbering any assets, or otherwise becoming directly or indirectly liable with respect to any indebtedness;

(j)     the sale of any material asset(s) of the Company;

(k)    the Company becoming a party to a merger, exchange, or consolidation or similar transaction;

(l)     taking any material action under any operating agreements to which the Company is a party or to which any of its assets are subject (the “Operating Agreements”);

(m)   the amendment or termination of any of the Operating Agreements;

(n)    making decisions relating to the management and monitoring of any Operating Agreement, including quarterly budget approvals and risk management policies and decisions under any Operating Agreement;

(o)    making any tax or legal decisions, including initiating, responding to, or settling any litigation or other proceeding;

(p)    the redemption or repurchase of any Interests in the Company;

(q)    the amendment or modification of any provision of this Agreement;

(r)     the dissolution, liquidation, or winding up of the Company;

(s)    the purchase of any insurance policy;

(t)     the approval of any regulatory filings required of the Company under applicable law or required by any governmental authority; and

(u)    the removal of the B Manager.

4.2    The Plan. Within thirty (30) days of the execution of this Agreement, the B Manager shall prepare a detailed operating plan and forecast for the Project, which shall include a detailed (i.e., broken down by line items and nature of cost) month-by-month budget, basic pro forma financial projections, and a description of the proposed operations (including, without limitation, the number of wells to be drilled, the location of each well, the commencement date and expected completion date for the drilling of each well, the estimated costs of drilling of each well and other ancillary costs, and the estimated initial flow rates) (the “Plan”) and present such Plan to the A Manager for its review and approval. The B Manager shall make itself available to the A Manager to discuss and review the Plan and shall provide such support and other documentation or explanation as the A Manager may reasonably request. The B Manager shall make any modifications to the Plan as are requested by the A Manager. The B Manager shall update the Plan semi-annually to take into consideration any developments (including, without limitation, any change in any scheduled items under the PSA or the Operating Agreements), change in circumstances, including any requests under the Operating Agreements, and shall present the Plan, as revised, to the A Manager for review, modification, and approval at least 30 days prior to January 1 and July 1 of each calendar year; provided, however, that, in the event of any material development affecting the Plan or any element thereof at any time during a year, the B Manager shall provide a revised Plan or relevant element thereof to the A Manager for review and approval as soon as reasonably practicable after the occurrence of such development.

4.3    Financing and Hedging. Notwithstanding anything in this Agreement to the contrary, the A Manager shall have the exclusive power to cause the Company to enter into, modify, or terminate any bank and other financing agreements, instruments, or other arrangements, including any working capital facility, or any agreements, arrangements, or programs designed to hedge the financial exposure of the Company; provided, however, that the A Manager shall consult with the B Manager prior to the taking of any such action.

4.4    Delegation to the B Manager.

(a)    Initially, the A Manager delegates to the B Manager, and the B Manager accepts the delegation of the duties and responsibilities set forth in this Section 4.4, subject to the removal of such delegation at the A Manager’s discretion. The B Manager shall:

(i)     manage the day-to-day operations of the Company, which shall include the power and duties to do the following:

(A)   administer the Project in accordance with the Plan (as approved by and incorporating the wishes of the A Manager) and approved annual budgets and operating plans;

(B)    develop and implement risk management policies;

(C)    implement financial controls and reporting necessary for the management of the Project and the working capital facility; and

(D)   provide administration and recordkeeping for the Company (including causing to be prepared audited financial statements by the Company’s auditors, the preparation and filing of the Company’s tax returns, etc.).

(ii)    monitor WBO and any other operator under the Operating Agreements to ensure compliance with the Operating Agreements and any and all laws and regulations applicable to the Project and the Properties, as that term is defined in the PSA;

(iii)   present to the A Manager on a timely basis any decisions to be made or opportunities available to the Company under the Operating Agreements, together with the B Manager’s recommendation with respect to each such decision or opportunity, and implement such decisions and proceed with such opportunities only in accordance with the standards and directions provided by the A Manager;

(iv)   take all actions necessary and desirable to maximize the value of the Project and the Company;

(v)    implement, administer, and enforce strategies to optimize the Project and the Company;

(vi)   develop, perfect, improve, and protect horizontal drilling techniques, technology, know-how, trade secrets, and other intellectual property, acquired, developed, or improved in connection with the Project in order to maximize the value of the Project and exploit the assets of the Company;

(vii)          cooperate with WBO in developing, perfecting, improving, and protecting horizontal drilling techniques and other related and ancillary intellectual property;

(viii)         develop and implement strategies to assess and pursue opportunities to enhance the Project;

(ix)   provide experienced personnel to manage the Company and to manage and develop and exploit the Project and the Company’s Intellectual Property Rights at the expense of the Class B Member, except as otherwise provided in the Services Agreement, dated as of the date hereof, between Ignis and the Company attached hereto as Exhibit C (the “Services Agreement”); and

(x)            make all necessary regulatory filings required of the Company under applicable law or required by any governmental authority; provided that all such filings shall be delivered to the A Manager for approval prior to such filing.

(b)    When the B Manager is acting or refraining from taking any action on behalf of the Company pursuant to the duties and responsibilities delegated in this Section 4.4 it shall act in accordance with the following:

(i)     exercise all due care and diligence in carrying out its duties and obligations under this Agreement;

(ii)    comply with all applicable laws and regulations;

(iii)   refrain from taking any action which could reasonably be expected to have a detrimental effect on the business of the Company or on the business or reputation of Silver Point or which could reasonably be expected to have an adverse tax or regulatory effect on the business of the Company or on the business or reputation of Silver Point (and shall not fail to take an action where such failure could reasonably be expected to have any such detrimental or adverse effect; and

(iv)   conduct its and the Company’s business honestly, in good faith, in the best interests of the Company, in compliance with the best practices customary in the industry, use its commercially reasonable best efforts to preserve intact the Company’s business organizations and relationships with third parties, and keep available the services of its present officers and employees.

4.5    Class B Member Approvals. The consent of the B Member shall be required for the following:

(a)    except as permitted in Section 4.5(b), the amendment or modification of any provision of this Agreement in a manner that would adversely affect the legal rights of the Class B Member;

(b)    the establishment or creation of a class of interests other than the Interests to be held by the Class A Member or the Class B Member or the issuance of any additional interests or options or rights to acquire any additional interests in the Company to any third party, or the acceptance by the Company of any additional capital contributions, in each case, if such actions would adversely affect the Interests held by the Class B Member disproportionately more than the Interests held by the Class A Members;

(c)    any transaction between the Company and Silver Point or any of its Affiliates, other than on such terms and conditions that are at least as favorable to the Company as would be expected to be obtained in an arm’s length transaction;

(d)    any change in the primary business purpose of the Company; and

(e)    the redemption or the repurchase by the Company of any Interests other than on a pro rata basis.

4.6    Exculpation and Indemnification.

(a)    Company Liabilities.

(1)    None of the Covered Persons (as defined below) shall be liable, responsible, or accountable to the Company or to any of the Members, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing in connection with the operations, business, and affairs of the Company, except to the extent that any such damages are determined by an arbitral tribunal of competent jurisdiction to have been caused by such Covered Person’s intentional misconduct, gross negligence, fraud, bad faith, material breach of this Agreement (except in the case of clauses (iv), (v), (vi), and (vii) of Section 4.4(a), which shall require a willful and material breach of this Agreement), or knowing violation of law.

(ii)    None of the Covered Persons shall have any liability for the return of any Member’s Capital Contributions. All liabilities of the Company, including indemnity obligations under Section 4.6(b), shall be liabilities of the Company as an entity, and shall be paid or satisfied from Company assets. No liability of the Company will be payable, in whole or in part, by any Member in its capacity as a Member.

(iii)   Each of the Managers may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents.

(b)    Indemnity.

(i)    To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Member, each Manager, and the respective officers, directors, shareholders, managers, members, employees, agents, subsidiaries, and assigns of each Member or Manager (each, a “Covered Person”), from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings civil, criminal, administrative, or investigative (each a “Claim”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, that relates to or arises out of the Company or its property, business, or affairs; provided, however, that a Covered Person shall not be entitled to indemnification under this Section 4.6(b) with respect to (A) any Claim in which it ultimately is determined by an arbitral tribunal of competent jurisdiction to have been caused by the Covered Person’s fraud, intentional misconduct, bad faith, gross negligence, or material breach of this Agreement (except in the case of clauses (iv), (v), (vi), and (vii) of Section 4.4(a), which shall require a willful and material breach of this Agreement), or knowing violation of law, (B) any Claim initiated by a Covered Person unless that Claim (or part thereof) was brought to enforce that Covered Person’s rights to indemnification under this Section 4.6(b), or (C) any Claim by the Company or any Member against a Member or that Member’s officers, directors, shareholders, managers, members, employees, agents, subsidiaries, and assigns unless the Covered Person is found not to be liable for such Claim by an arbitral tribunal of competent jurisdiction.

(ii)    The Company shall pay in advance of the final disposition of any Claim for which a Covered Person is or may be entitled to indemnification under this Section 4.6(b) (other than those described in Section 4.6(b)(i)(C)) expenses incurred by that Covered Person in defending that Claim; provided that the Covered Person delivers to the Company an undertaking by or on behalf of that Covered Person to repay amounts so advanced if it ultimately is determined that the Covered Person is not entitled indemnification under this Section 4.6(b).

(iii)   Notices of Claims, etc. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such proceeding, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve the Company of its obligations under this Section 4.6(b), except to the extent the Company is actually prejudiced by such failure to give such notice. If any such proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume, at its expense, the defense thereof to the extent the Company may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Company to such Covered Person of the Company’s election to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof, provided the Company diligently pursues such defense. The Company will not consent to entry of any judgment or enter into any settlement of such proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect to such proceeding and the related claim.

(iv)   Survival of Protection. The provisions of this Section 4.6(b) shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 4.6(b), and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(v)    Rights Cumulative. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs, and legal representatives. Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under this Section 4.6(b) shall:

(A)   be in addition to any liability that the Company may otherwise have;

(B)   extend upon the same terms and conditions to the officers, directors, members, managers, employees, Affiliates, stockholders, owners, agents, and representatives of each Covered Person;

(C)    be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of such Covered Person and any such Persons; and

(D)    be limited to the sum of the assets of the Company.

(c)    Other Source of Recovery. The A Manager shall cause the Company to use its commercially reasonable efforts to obtain the funds needed to satisfy its indemnification obligations under Section 4.6(b) from Persons other than the Members (for example, out of Company assets or pursuant to insurance policies or Company indemnification arrangements) before causing the Company to make payments pursuant to Section 4.6(b). Notwithstanding the foregoing, nothing in this Section 4.6(c) shall prohibit the A Manager from causing the Company to make such payments if the A Manager determines, in its reasonable discretion, that the Company is not likely to obtain sufficient funds from such other sources in a timely fashion, or that attempting to obtain such funds would be futile, commercially unreasonable, or not in the best interests of the Company (for example, nothing in this Section 4.6(c) shall require the A Manager to cause the Company to sell any assets outside the ordinary course of business before such time as the A Manager shall determine is advisable).

(d)    Limitation by Law. If any Covered Person or the Company itself is subject to any federal or state law, rule, or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the exoneration provisions set forth in Section 4.6(a) and the indemnification provisions set forth in Section 4.6(b) shall be deemed to be amended, automatically and without further action by the Managers, to the minimum extent necessary to conform to such restrictions.

(e)    Arbitration. It is a condition to any Covered Person’s enforcement of indemnification under this Section 4.6 that it submits to arbitration under Section 16.12 with respect to any issue regarding its entitlement to indemnification.

4.7    Insurance. Subject to the approval of the A Manager, the B Manager shall cause the Company, at the Company’s expense, to obtain (and maintain during the entire term of the Company), insurance coverage in such amounts, with provisions for such deductible amounts, and for such purposes, as the A Manager shall determine. Such policies may in the A Manager’s discretion include coverage to protect the Company and any Covered Person against any expense, liability, or loss, whether or not the Company would have the power to indemnify such Covered Person against such expense, liability, or loss under this Agreement or the Act. The Company shall include the Members, the Managers, and their respective Affiliates as additional insureds on any policies otherwise carried by the Company. The policies shall, in all instances, require that any notice of cancellation or notice of proposed cancellation shall be sent to all Members.

ARTICLE V
CAPITALIZATION

5.1    Commitments and Capital Contributions.

(a)    The Class A Members shall make contributions of capital to the Company (“Capital Contributions”) to fund the Purchase Price (as that term is defined in the PSA) at such times and in such amounts as provided for in the PSA and shall make any additional Capital Contributions as and in the amounts provided in any Plan or budget, as approved by the A Manager in accordance with Section 4.2. The Capital Contributions of the Class A Members, as increased by the out-of-pocket costs incurred by the Class A Members in entering into this Agreement, shall be referred to as the “Aggregate Capital Contributions” of the Class A Members.

(b)    The Class B Member’s Commitments shall be zero, and the Class B Member shall have no obligation or liability to make any Capital Contributions.

5.2    Capital Contributions. The Capital Contributions shall be paid in separate Drawdowns, at such times as shall be determined by the B Manager, subject to the provisions of Section 5.1 and the following additional terms and conditions:

(a)    Timing of Drawdown Notices; Use of Drawdowns. The B Manager shall provide the Class A Members with a notice of each Drawdown (a “Drawdown Notice”) at least 10 Business Days prior to the date on which such Drawdown is due and payable to the Company (the “Funding Date”).

(b)    Contents of Drawdown Notices. Each Drawdown Notice shall include (i) a brief description of the transaction or purpose for which such Capital Contribution is required, (ii) the aggregate amount of Capital Contributions, (iii) the Funding Date, (iv) wire transfer or other remittance instructions, and (v) such other information with respect to the Drawdown as the B Manager shall determine is appropriate or the Class A Members shall request.

(c)    Payment of Drawdown. The Class A Members shall pay to the Company the Capital Contribution specified in the relevant Drawdown Notice, as the same may be revised pursuant to this Section 5.2, by wire transfer in immediately available funds in U.S. dollars to the account specified therein; provided, however, that the aggregate amounts required to be contributed by the Class A Members to the Company shall not exceed the amounts provided for in the first sentence of Section 5.1(a).

(d)    No Third-Party Beneficiary. The provisions of this Section 5.2 are intended solely to benefit the Company and the Members (and their Affiliates and Covered Persons, where applicable) and, except as provided in Section 4.6 (with respect to Covered Persons), or as otherwise specifically agreed with any third party, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions to the capital of the Company pursuant to this Section 5.2 or to cause the B Manager to deliver to any Member a Drawdown Notice.

5.3    Return of Unused Capital Contributions. If the Company receives Capital Contributions in excess of the Company’s actual requirements, the B Manager shall cause the Company to return the excess portion of such Capital Contributions to the Class A Members within 10 Business Days after the funding of such Capital Contributions to the Company, and the Commitments of the Class A Members shall be restored by such amount. Any funds returned to the Members pursuant to this Section 5.3 shall not be treated as Capital Contributions, nor shall the return of such funds be treated as a Company distribution for purposes of Section 7.1.

5.4    Return of Capital Contributions. No interest shall accrue on any Capital Contributions and no Member shall have the right to withdraw or be repaid any Capital Contributions by that Member except as provided in Sections 5.3, and no Member shall be liable for the return of any other Member’s Capital Contributions.

ARTICLE VI
INVESTMENTS AND ACTIVITIES; OTHER FUNDS

6.1    The PSA. The B Manager shall cooperate with the A Manager to cause the Company to participate in and carry out the obligations of the PSA.

6.2    Other Activities.

(a)    Class B Member and Technology.

(i)     The Class B Member hereby assigns, transfers, and conveys to the Company all Intellectual Property Rights. The Class B Member hereby covenants that it shall cause each of its Affiliates to assign, transfer, and convey all Intellectual Property Rights.

(ii)    Any Class B Improvements shall be made for the benefit of the Company, and the Class B Member shall, and shall cause its Affiliates to, assign to the Company exclusively throughout the world all right, title, and interest (choate or inchoate) to the Class B Improvements during the term of this Agreement and thereafter.

(iii)   The Class B Member agrees, and shall cause its Affiliates, to assist the Company in every legal way to evidence, record, and perfect the assignment, transfer, and conveyance of any Intellectual Property Rights and Class B Improvements to the Company and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights. If the Company is unable for any reason whatsoever to secure the Class B Member’s (or its Affiliate’s) signature to any document it is entitled to under this Section 6.2, the Class B Member hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and in its stead, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Class B Member.

(iv)   The Class B Member represents that the Intellectual Property Rights transferred to the Company pursuant to Section 6.2(a)(i) represent all right, title, and interest of the Class B Member and each of its Affiliates in and to intellectual property rights of any nature in and to the Technology.

(b)    The B Manager shall undertake to license and exploit the Technology and exploit the Intellectual Property Rights of the Company. The B Manager shall present to the A Manager, for its review and approval, any agreement relating to the licensing and exploitation of the Intellectual Property Rights and shall modify any such agreement as requested by the A Manager.

(c)    All Intellectual Property Rights of the Company shall be the property of the Company and not the property of any Member.

6.3    Confidential Technology Information. During the term of this Agreement and thereafter, each Member shall treat the Technology and the Company Intellectual Property Rights and all information, data, reports, and other records relating to the Technology (collectively, the “Confidential Technology Information”), regardless of origin, as confidential information of the Company. No Member shall disclose or use such Confidential Technology Information without the A Manager’s and the Class B Member’s prior written consent. Nothing in this Agreement shall limit the right of the Company, or the A Manager on behalf of and in furtherance of the purposes of the Company, to use or disclose any Confidential Technology Information to any third party, provided that any disclosure shall be subject to compliance with Section 6.3(d) below.

(a)    Confidential Business Information. During the term of this Agreement and thereafter, each Member shall treat this Agreement and all proprietary business information designated as confidential, or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure, that it receives from another party or the Company (collectively, the “Confidential Business Information”) as confidential information of the other party or the Company, as the case may be, and shall not disclose or use such information without the other party’s (or the Company’s, as the case may be) prior written consent. Any such permitted disclosure shall be subject to compliance with Section 6.3(d) below.

(b)    General Exceptions. Nothing in this Agreement shall prevent the use or disclosure by the recipient of any Confidential Technology Information or Confidential Business Information that:

(1)    the recipient can document is or has become generally available (through no fault of recipient) for disclosure to, and use by, the public without any charge, license, or restriction;

(ii)    the recipient is permitted to use or disclose pursuant to a written agreement between the recipient and the providing party; or

(ii)    the recipient is required by law, regulation, or order to disclose, provided that the recipient shall notify the disclosing party of such law, regulation, or order and shall cooperate with the disclosing party in endeavoring to obtain confidential treatment for any Confidential Technology Information or Confidential Business Information required to be disclosed, including, without limitation, making any court or regulatory filings reasonably requested by the disclosing party.

(c)    Additional Confidential Business Information Exceptions. In addition to the general exceptions listed above, nothing in this Agreement shall prevent the use or disclosure by the recipient of any Confidential Business Information that:

(i)     the recipient can document was already in its possession free of any obligation of confidence at the time of communication;

(ii)    the recipient can document was independently developed by the recipient; or

(iii)   the recipient can document was provided by a third party that itself was not in breach of any confidentiality obligation.

(d)    Nondisclosure Procedures. Each party shall develop and implement such procedures as may be required to prevent the inadvertent or negligent disclosure to third parties of Confidential Technology Information or another party’s Confidential Business Information, as applicable, by its employees, including, but not limited to, requiring each of its employees having access to the Confidential Technology Information or Confidential Business Information under this Agreement to enter into a confidentiality agreement no less restrictive than the terms of this Section 6.3. In the event that Confidential Technology Information or Confidential Business Information of another party is authorized to be disclosed to a third party, the disclosing party shall ensure that any third party being granted access to any confidential information enters into a confidentiality agreement no less restrictive than the terms of this Section 6.3.

ARTICLE VII
DISTRIBUTIONS, ALLOCATIONS, AND TAX MATTERS

7.1    Distributions.

(a)    Subject to the approval of the A Manager, distributable cash from operations shall be distributed to the Members periodically. Cash distributions to the Members (whether from operations or a sale of all or any portion of the Company’s assets) shall be made in accordance with the following:

(i)     To the Class A Members pro rata until the Class A Members have received an amount equal to their Aggregate Capital Contributions; then

(ii)    100% to the Class A Members pro rata until they have received an amount representing a rate of return equal to 12%, compounded annually, on the Aggregate Capital Contributions of the Class A Members calculated from the date of contribution using the XIRR Function defined in Microsoft Excel; then

(iii)   100% to the Class B Member until the amount distributed to the Class B Member under this clause (iii) equals 12.5% of all amounts distributed pursuant to clauses (ii) and (iii); then

(iv)   87.5% to the Class A Members pro rata and 12.5% to the Class B Member until the amount distributed to the Class A Members represents a return equal to 20%, compounded annually, on the Aggregate Capital Contributions of the Class A Members calculated from the date of contribution using the XIRR Function defined in Microsoft Excel; then

(v)    100% to the Class B Member until the amount distributed to the Class B Member under clauses (iii), (iv), and (v) equals 20% of all amounts distributed pursuant to clauses (ii), (iii), (iv), and (v); then

(vi)   80% to the Class A Members pro rata and 20% to the Class B Member until the amount distributed to the Class A Members represents a return equal to 30%, compounded annually, on Aggregate Capital Contributions of the Class A Members calculated from the date of contribution using the XIRR Function defined in Microsoft Excel; then

(vii)          100% to the Class B Member until the amount distributed to the Class B Member under clauses (iii), (iv), (v), (vi), and (vii) equals 25% of all amounts distributed pursuant to clauses (ii), (iii), (iv), (v), (vi), and (vii); then

(viii)         75% to the Class A Members pro rata and 25% to the Class B Member until the amount distributed to the Class A Members represents a return equal to 60%, compounded annually, on the Aggregate Capital Contributions of the Class A Members calculated from the date of contribution using the XIRR Function defined in Microsoft Excel; then

(ix)    50% to the Class A Members pro rata and 50% to the Class B Member.

For these purposes, the calculation of the return received by the Class A Members shall be made prior to reduction for any taxes imposed on the Class A Members.

7.2    Restrictions on Distributions. The provisions of this Article VII to the contrary notwithstanding, no distribution shall be made (a) if such distribution would violate any contract or agreement to which the Company is then a party or any applicable law, rule, regulation, order, or directive of any governmental authority then applicable to the Company, (b) to the extent that the A Manager, in its sole discretion, determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent, or otherwise, or (c) to the extent that the A Manager, in its sole discretion, determines that the cash available to the Company is insufficient to permit such distribution.

7.3    Capital Accounts. A capital account (a “Capital Account”) shall be established and maintained for each Member to which shall be credited the Capital Contributions made by such Member and such Member’s allocable share of Net Income (and items thereof), and Simulated Gain, and from which shall be deducted distributions to such Member of cash or other property and such Member’s allocable share of Net Loss (and items thereof), Simulated Depletion, and Simulated Losses. To the extent not provided for in the preceding sentence, the Capital Accounts of the Member shall be adjusted and maintained in accordance with Treasury Regulations Section 1.704-1(b).

7.4    Allocations to Capital Accounts.

(a)    Net Income and Net Loss. Except as provided in this Section 7.4(c), Net Loss (and items thereof) shall be allocated in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 7.1, if (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value; (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 7.1 to the Members immediately after giving effect to such allocation.

(b)    Net Income and Simulated Gain. Except as provided in Section 7.4(c), Net Income (and items thereof) and Simulated Gain shall be allocated (i) first to the Members in proportion to and in an amount equal to the allocation of Net Loss under Section 7.4(a) and Simulated Depletion and Simulated Loss under Section 7.(d) until the aggregate amount of Net Income and Simulated Gain allocated under this clause (i) equals the aggregate amount of Net Loss allocated under Section 7.4(a) and Simulated Depletion and Simulated Loss allocated under Section 7.4(d), and (ii) second in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 7.1, if (A) the Company were dissolved and terminated, (B) its affairs were wound up and each Company asset was sold for cash equal to its Book Value, (C) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and (D) the net assets of the Company were distributed in accordance with Section 7.1 to the Members immediately after giving effect to such allocation.

(c)    Allocations Relating to Last Fiscal Year. Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Company pursuant to Article XIII and after all other allocations provided for in Section 7.4 have been tentatively made as if this Section 7.4(c) were not in this Agreement, a distribution to the Members under Article XIII would be different from a distribution to the Members under Section 7.1, then Net Income (and items thereof) and Simulated Gain and Net Loss (and items thereof), Simulated Loss, and Simulated Depletion for the Fiscal Year in which the Company dissolves and terminates pursuant to Article XIII shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such last Fiscal Year pursuant to Section 7.1. At the request of the A Manager, the B Manager shall apply the principles of this Section 7.4(c) to any Fiscal Year preceding the Fiscal Year in which the Company dissolves and terminates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 7.4(c) would likely result in distributions under Article XIII that are materially different from distributions under Section 7.1 in the Fiscal Year in which the Company dissolves and terminates, provided that the terms of any application of such principles shall be approved by the A Manager.

(d)    Simulated Basis, Simulated Depletion, and Simulated Loss. The Simulated Basis in each oil and gas property owned by the Company on the date of this Agreement and any Simulated Depletion or Simulated Loss calculated with respect thereto shall be allocated among the Members in proportion to their Capital Percentages as in effect on the date of this Agreement, or in the case of properties acquired by the Company after the date of this Agreement, in proportion to their Capital Percentages at the time of acquisition of such property. For purposes of this Section 7.4(d), “Capital Percentage” means for each Member, a percentage of the Book Value of the oil and gas properties owned by the Company equal to the percentage calculated by dividing such Member’s Capital Contribution by the total Capital Contributions of all Members.

(e)    Allocations in Special Circumstances. The following special allocations shall be made in the following order:

(i)     Member Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE VII, if there is a net decrease in Company minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 7.3(c)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii)    Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE VII, if there is a net decrease in Member nonrecourse debt minimum gain attributable to a Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Member nonrecourse debt minimum gain attributable to such Member’s nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 7.3(c)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii)   Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Member’s Capital Account (as determined under Treasury Regulations Section 1.704-1 and after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed to restore pursuant to Treasury Regulations Section 1.704-2) as quickly as possible; provided that an allocation pursuant to this Section 7.3(f)(iii) shall be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided for in Section 7.3 have been tentatively made as if this Section 7.3(f)(iii) were not in this Agreement. This Section 7.3(f)(iii) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)   Gross Income Allocation. In the event any Member has a deficit balance in such Member’s Capital Account (as determined after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 7.4(f)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 7.4 (other than Section 7.4(f)(iii)) have been tentatively made as if this Section 7.4(f)(iv) were not in this Agreement.

(v)    Loss Allocation Limitation. No allocation of Net Loss (or items thereof) Member shall be made to any Member to the extent that such allocation would create or increase a deficit in such Member’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).

(f)     Transfer of or Change in Interests. The Managers are authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding the allocation and/or special allocation of items of Company income, gain, loss, deduction, and expense with respect to a newly issued Interest, a transferred Interest and a redeemed Interest. A transferee of an Interest in the Company shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Interest.

(g)    Syndication and Organization Expenses. Syndication and organization expenses (as defined in Section 709(a) of the Code) for any Fiscal Year shall be allocated to the Capital Accounts of the Members so that, as nearly as possible, the cumulative amount of such expenses allocated with respect to such Member corresponds to the amount paid by such Member.

7.5    Tax Allocations.

(a)    General Rules. Except as otherwise provided in Section 7.5(b), for each fiscal period, items of Company income, gain, loss, deduction, and expense shall be allocated, for federal, state, and local income tax purposes, among the Members in the same manner as the Net Income (and items thereof) or Net Loss (and items thereof) of which such items are components were allocated pursuant to Section 7.4.

(b)    Section 613A(c)(7)(D) of the Code. The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall in accordance with Section 613A(c)(7)(D) of the Code be computed separately by the Members rather than the Company. For such purpose, the adjusted tax basis of each such property shall be allocated among the Members in the same manner in which the Simulated Basis of such property is allocated. Each Member shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company.

(c)    Section 704(c) of the Code. Income, gains, losses, and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the A Manager.

If there is a revaluation of Company property pursuant to the definition of Book Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its Fair Market Value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the A Manager.

(d)    Capital Accounts Not Affected. Allocations pursuant to this Section 7.5 are solely for federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or allocable share of Net Income (or items thereof) or Net Loss (or items thereof).

(e)    Tax Allocations Binding. The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 7.5 and hereby agree to be bound by the provisions of this Section 7.5 in reporting their respective shares of items of Company income, gain, loss, deduction, and expense.

7.6    Determinations under Article VII. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction, and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the B Manager and subject to the approval of the A Manager, in the sole discretion of the A Manager. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction, or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the B Manager shall specially allocate items of Company income, gain, loss, deduction, and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction, and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction, and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 7.6 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the A Manager shall determine, in its discretion, that it is prudent for the B Manager to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the B Manager shall make such modification.

7.7    Restoration of Negative Capital Accounts. Except as otherwise required by law, no Member shall have any obligation to the Company or the other Members or to any other Person, including creditors of the Company, to restore any negative balance in its Capital Account.

7.8    Withholding. Notwithstanding any other provision of this Agreement, the B Manager is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state, or local withholding or deduction, requirement with respect to any allocation, payment, or distribution by the Company to any Member or other Person and shall inform the A Manager of such action. All amounts so withheld, and, in the manner determined by the B Manager in its discretion, amounts withheld with respect to any allocation, payment, or distribution by any Person to the Company, shall be treated as distributions to the applicable Members under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Interest hereby indemnifies and agrees to hold harmless the Managers and the Company for such excess amount or such withholding requirement, as the case may be.

7.9    Tax Elections. The A Manager on behalf of the Company shall make the following elections:

(a)    to elect the accrual method of accounting;

(b)    to elect to treat all organizational and start-up costs of the Company as deferred expenses amortizable over 180 months under Code Section 709;

(c)    the calendar year as the Company’s fiscal year if permitted by applicable law;

(d)    in accordance with Sections 734, 743, and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any Interest, or any portion thereof, is transferred in accordance with this Agreement or any Company property is distributed to any Member; and

(e)    to elect, in accordance with Section 263(c) of the Code and applicable regulations and comparable state law provisions, to deduct as an expense all intangible drilling and development costs with respect to productive and non-productive wells and the preparation of wells for the production of oil and gas.

In addition, the B Manager, on behalf of the company, shall make any election with respect to such other federal, state, and local tax matters as the A Manager shall request, from time to time.

7.10          Tax Matters Partner. The B Manager shall be designated the “Tax Matters Partner” under Code Section 6231 and shall promptly notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any governmental body. The B Manager shall not make any decision or take any action as Tax Matters Partner without the consent of the A Manager. In addition, the B Manager shall promptly furnish to the Members all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code. During the pendency of any such administrative or judicial proceeding, the B Manager shall furnish to the Members periodic reports, not less often than monthly, concerning the status of any such proceeding. The B Manager shall keep the A Manager informed of any such proceeding and shall take such action with respect thereto solely with the consent of the A Manager and, if requested by the A Manager, at the direction of the A Manager. The A Manager shall be entitled to participate in any such proceedings.

ARTICLE VIII
FEES AND EXPENSES

8.1    Company Expenses and Reimbursement.

(a)    The Company will bear all Company Expenses and shall reimburse the Members for any Company Expenses that they fund. Notwithstanding the foregoing, if a Member is reimbursed for any Company Expenses under an Operating Agreement, the Services Agreement, or any other similar agreement with the Company, it may not again seek reimbursement under this Section 8.1 for such expenses.

(b)    Except as provided in the Services Agreement, if any Member, or any of its employees, officers, or directors or any Affiliate of any of the foregoing receives any break-up fees, director’s fees, consulting or advisory fees, operating fees, topping fees, commitment fees, success fees, development fees, or other fees or remuneration, in each case, related to the Project or the licensing, or other fees related to any of the Company’s Intellectual Property Rights, such fees shall be remitted to the Company, except to the extent otherwise agreed by the Managers.

ARTICLE IX
CERTAIN MEMBER MATTERS

9.1    Rights of the Members. In addition to the other rights specifically set forth herein or by non-waivable provisions of applicable law, each Member shall have the right to: (a) have the Company books and records kept at the principal office of the Company and at all reasonable times to inspect any of them and (b) exercise all rights of a member under the Act (except to the extent otherwise specifically provided for herein).

9.2    Limitations on Members. No Member shall have the authority or power in its capacity as a Member to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company. No Manager shall hold out or represent to any third party that any Member has any such right or power in its capacity as a Member.

9.3    Liability of Members. No Member shall be liable for the debts, liabilities, contracts, or other obligations of the Company, and no Member shall be required to make any loans to the Company.

9.4    Agreements of the Members. Each Member hereby agrees as follows:

(a)    Further Cooperation. It will promptly execute all certificates and other instruments as shall be reasonably necessary for the Company to accomplish all filing, recording, publishing, and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the laws of the State of Delaware and all other jurisdictions where the Company shall propose to conduct business.

(b)    Tax Position. It will not adopt any position on its federal income tax returns as filed or amended which relate to the Company, or on any request for administrative adjustment, that is inconsistent with the Company’s Form 1065, Schedule K-1 as filed with the Internal Revenue Service.

(c)    Liens. No Member may, grant a lien or otherwise pledge, hypothecate, or grant a security interest or other encumbrance on any or all of its Interest.

9.5    Representations and Warranties of all Members. Each Member represents and warrants to the Company and every other Member that:

(a)    If it is not a natural person, it is an entity duly formed, validly existing, and (if applicable) in good standing in the jurisdiction of its formation and has all power and authority to own its Interests and to enter into and perform its obligations under this Agreement, and its execution, delivery, and performance of this Agreement has been duly authorized by all necessary action of its board of directors or other governing authority and its equity owners to the extent required.

(b)    It has duly executed this Agreement, and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms.

(c)    Its execution and delivery of this Agreement and its performance of this Agreement do not, and will not, (i) if it is not an individual, violate or conflict with any provision of its constituent documents, (ii) violate applicable law, (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty, or other agreement, instrument, or obligation to which it or any of its Affiliates is a party or by which any of their respective properties may be bound, or (iv) require any material consent, approval, authorization, or permission of, or filing with or notification to, any governmental authority or any other Person.

(d)    It is acquiring its Interests solely for investment for its own account and not for distribution or sale to others in connection with any distribution or public offering.

(e)    It understands and acknowledges that the Interests are being issued pursuant to exemptions from registration under the Securities Act and exemptions from qualification under the securities laws of certain states for transactions not involving any public offering, and that the Company is relying on the representations and warranties included herein.

(f)     It understands that there will not be any public market for the Interests and that it must bear the economic risk of an investment in the Company for an indefinite period of time because (i) its Interests have not been registered under the Securities Act or any applicable state securities laws and (ii) it may Transfer, in whole or in part, its Interests only in accordance with this Agreement and then only if its Interests are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws, unless registration is not required.

(g)    It understands that the Company is not obligated to register the Interests for resale under the Securities Act or any applicable state securities laws.

(h)    It is a “qualified institutional buyer” within the meaning of rule 144A of the Securities and Exchange Commission or an “accredited investor” within the meaning of Regulation D of the Securities and Exchange Commission and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, and it has no need for liquidity of this investment, and it could bear a complete loss of this investment. If it is either a “qualified purchaser” within the meaning of the Investment Company Act of 1940 or is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each of the shareholders, partners, members, or other holders of equity or beneficial interests in such member is such a qualified purchaser.

(i)     It has the knowledge and sophistication to evaluate the risks of investing in the Company. It has conducted its own investigation and due diligence into the Company and is satisfied that its investment in the Company is appropriate. It understands and agrees that none of the other Members or their Affiliates, or the Company, has made or will make any representation or warranty with respect to the worthiness, terms, value, or any other aspect of the Company or the Interests, and it explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, it specifically acknowledges, represents, and warrants that, except to the extent set forth in this Agreement, it is not relying on any other Member or its Affiliates (i) for its investigation or due diligence concerning, or evaluation of, the Company or any related transaction or (ii) with respect to tax and other economic considerations involved in an investment in the Company.

(j)     No portion of the assets being used by it to purchase and hold its Interests constitute assets of a plan within the meaning of Section 3(32) of Employee Retirement Income Security Act of 1974.

(k)    No broker, investment banker, financial advisor, or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of that Member for which the Company, the other Members, or any of their respective Affiliates may be liable.

(l)     It has been advised to consult with its attorney regarding all legal and other matters concerning an investment in the Company, including the tax consequences of participating in the Company, and such Member will look solely to, and rely upon, its own advisors with respect to the legal, financial, and tax consequences of this investment.

9.6    Additional Representations and Warranties of the Class B Member. The Class B Member represents and warrants to the Company and the Class A Members that:

(a)    (i) the copies of documents and instruments that the Class B Member provided to the Class A Members or their representatives prior to the date of this Agreement relating to the Project and other activities of the Class B Member and the Company conform to the originals and, in the case of agreements, include all amendments and modifications to them; and (ii) all other information that the Class B Member provided to the Class A Members or their representatives prior to the date of this Agreement relating to the Project and other activities of the Class B Member is true and correct in all material respects and, taken as a whole, does not omit any information required to make the factual statements in those materials not misleading in any material respect; provided, however, that (A) in the case of projections, such projections were prepared in good faith based on reasonable estimates and assumptions and (B) in the case of materials furnished by third parties, the statement in this Section 9.6 is correct to the best of the knowledge of the Class B Member and its Affiliates after due inquiry.

(b)    It has not breached, nor has it caused the Company to breach any provision of the PSA or any agreement attached to or incorporated into the PSA between the Execution Date (as that term is defined in the PSA), and the date of this Agreement.

(c)    Since the Formation Date the Company has not conducted any business other than the entering into the PSA and those agreements attached to or incorporated into the PSA.

9.7    Anti-Money Laundering Provisions.

(a)    Each Member hereby agrees to use its reasonable best efforts to ensure that:

(i)     none of the monies that such Member contributes to the Company shall be derived from, or related to, any activity that is deemed criminal under United States law; and

(ii)    no contribution or payment by such Member to the Company, to the extent such contribution or payment is within such Member’s control, shall cause the Company, or the Members, or the Managers to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, in each case, such statute as amended to date and any successor statute thereto and including all regulations promulgated thereunder (the “Anti-Money Laundering Laws”).

(b)    Each Member: (i) shall promptly notify the Managers if, to the knowledge of such Member, such Member has made a contribution to the Company of money derived from, or related to, any activity that is deemed criminal under United States law or that could cause the Company or any Member to be in violation of the Anti-Money Laundering Laws; (ii) shall provide the Managers, promptly upon receipt of a Manager’s written request therefor, with any additional information regarding such Member, but not its beneficial owner(s), that the Managers reasonably deem necessary or advisable in order to determine or ensure compliance with all applicable laws, regulations, and administrative pronouncements concerning money laundering and other criminal activities; and (iii) understands and agrees that if, at any time, such Member has made a contribution to the Company of money derived from, or related to, any activity that is deemed criminal under United States law or that could cause the Company or any Member or its Affiliates to be in violation of the Anti-Money Laundering Laws, or if otherwise required by any applicable law or regulation related to money laundering or other criminal activities, the Member may take appropriate actions to ensure that the Company and the other Members and their Affiliates are in compliance with all such applicable laws, regulations, and pronouncements.

(c)    Each Member acknowledges and agrees that (i) the Company, with the approval of the Managers, may release confidential information regarding such Member to governmental authorities if the Managers determine that releasing such information is reasonably required in light of the Anti-Money Laundering Laws, and (ii) the Managers, without the consent of any Member and notwithstanding any other provision of this Agreement, may amend any provision of this Agreement in order to effectuate the intent of this Section 9.7(c), provided that the Managers provide each Member with notice of such amendment.

ARTICLE X
COVENANTS

10.1          Conduct of Business. During the period from the date hereof to the Closing Date except (i) as contemplated by this Agreement, (ii) as required by applicable law or the PSA, or (iii) with the consent of the A Manager, the B Manager shall conduct its business and cause the Company to conduct its business honestly, in good faith, in the best interests of the Company, in compliance with the best practices customary in the industry and to use its commercially reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, the B Manager shall cause the Company not to:

(a)    adopt or propose any change in its respective certificates of incorporation, bylaws, or other constitutional documents, except for changes which would not have an adverse impact on the Class A Members or the Company;

(b)    acquire, sell, transfer, lease, or otherwise dispose of any assets of the Company;

(c)    make any material change in any financial reporting or accounting policy or accounting practice regarding itself or the Company, other than such changes required by law or GAAP;

(d)    incur, except in the ordinary course of business consistent with past practices, any encumbrance on any assets of the Company;

(e)    cause the Company to issue or sell any new debt securities, incur any long-term indebtedness, or enter into any new credit facility;

(f)     merge or consolidate with any other Person or acquire any other Person or a business, division, or product line of any other Person; or

(g)    agree or commit to do any of the foregoing.

10.2          Notices. The Class B Member agrees to forward to the A Manager within two days of receipt any notice it receives between the date of this Agreement and the Closing Date that is related to the Project, the PSA, or any agreement attached to or incorporated into the PSA.

10.3          Further Assurances. Each of the Members agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper, or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; and (b) the execution and delivery of such instruments, and the taking of such other actions, as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

ARTICLE XI
TRANSFERS OF INTERESTS AND WITHDRAWALS

11.1          General Transfer Provisions.

(a)    Class A Member Transfer. Any Class A Member shall be entitled to transfer all or a portion of its Interests in the Company at any time.

(b)    Class B Member Transfer. The Class B Member shall not be entitled to transfer its Interests in the Company without the consent of the A Manager which consent may be withheld for any reason whatsoever or for no reason.

(c)    In General. Notwithstanding any other provision of this Agreement, no Member may Transfer in any manner whatsoever all or any part of its Interest unless (i) such Member has fully complied with the provisions of this ARTICLE XI for the Transfer, (ii) after giving effect thereto, such Transfer would not cause the Company to be classified as other than a partnership for U.S. federal income tax purposes, and (iii) such Transfer would not result in a violation of applicable law, including U.S. federal or state securities laws, or any term or condition of this Agreement. Any purported Transfer by a Member or any Assignee that is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

(d)    Substitute Members. No transferee of a Member’s Interest who is not already a Member shall become a substitute member of the Company in place of the transferor unless and until:

(i)     Such Transfer is in compliance with the terms of this ARTICLE XI;

(ii)    the transferee has executed an instrument in form and substance reasonably satisfactory to the A Manager accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement; and

(iii)           the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute member of the Company.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Company shall cause its books and records to reflect the admission of the transferee as a substitute member of the Company. If an Interest is transferred to an existing Member, the Company will adjust its books and records to reflect the Interest so transferred.

(e)    Effect of Admission as a Substitute Member. A transferee who has become a substitute member of the Company has all the rights, powers, and benefits of, and is subject to the obligations, restrictions, and liabilities of the transferor Member under, the Certificate, this Agreement, and the Act. Upon admission of a transferee as a substitute member of the Company, the transferor of the Interest so held by the substitute member of the Company shall cease to be a Member of the Company; provided, however, that the transferor of the Membership Interest shall continue to be bound by the provisions of Section 6.3 for a period of two years following such transfer.

(f)     Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of Section 11.1(d) with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.

(g)    Additional Members. Any Person acquiring Interests from the Company in accordance with the terms of this Agreement may become an additional member of the Company for such consideration and on such terms, provided that such additional member of the Company complies with all the requirements of a transferee under Section 11.1(d).

11.2          Tag-Along Rights. All rights provided for in this Section 11.2 shall be subject to any rights granted or established under the PSA and any agreements attached to or incorporated into the PSA.

(a)    Rights to Participate in Transfer. If the Class A Members (the “Transferring Class A Members”) propose to sell in one transaction or a series of related transactions, Class A Interests representing more than 50% of the then-outstanding Class A Interests, other than any sale to an Affiliate of the Class A Members, and Section 11.3 of this Agreement does not apply (such proposed sale herein referred to as a “Tag-Along Transfer”), then the Class B Member (the “Tag-Along Member”) shall have the option to participate in such sale as set forth in this Section 11.2.

(b)    In the event of a proposed Tag-Along Transfer:

(i)     The Transferring Class A Members shall provide the Tag-Along Member with a written notice of the terms and conditions of such proposed Tag-Along Transfer ( the “Tag-Along Notice”), at least ten (10) Business Days prior to the consummation of such proposed Tag-Along Transfer and offer the Tag-Along Member the opportunity to participate in such Tag-Along Transfer on the terms and conditions set forth in this Section 11.2.

(ii)    If the proposed purchaser is willing to increase its offer price to take into account any Class B Interests proposed to be sold by the Tag-Along Member pursuant to this Section 11.2, the Tag-Along Member shall have the option to sell its Pro Rata Portion (as defined below) of its Class B Interests at a price equal to the amount that would be distributed with respect to such Pro Rata Portion of its Class B Interests upon a hypothetical liquidation of the Company based on the valuation of the Company implied by the consideration to be paid for such Class A Interests in such Tag-Along Transfer (with respect to each Class B Interest, the “Class B Purchase Price”) and otherwise on the same terms as the Class A Interest proposed to be sold by the Transferring Class A Members in such Tag-Along Transfer in accordance with the terms set forth in this Section 11.2. The “Pro-Rata Portion” of the Tag-Along Member’s Class B Interest shall be the percentage designated by the Tag-Along Member; provided, however, in no event shall the Pro-Rata Portion exceed the product of (x) such Tag-Along Member’s Class B Interest and (y) a fraction, the numerator of which is the percentage of Class A Interests proposed to be Transferred by the Transferring Class A Members in such Tag-Along Transfer and the denominator of which is the total percentage of Class A Interests beneficially owned by the Transferring Class A Members immediately prior to Transferring such Class A Interests.

(iii)   If the proposed purchaser is not willing to increase its offer price to take into account the additional Class B Interests it will also receive in such Tag-Along Transfer, then each of the Transferring Class A Members and the Tag-Along Member shall receive that amount consisting of the product of (x) the amount the proposed purchaser is willing to pay and (y) a fraction, the numerator of which is the amount each such Member would have received if the purchaser had increased its offer price as contemplated in Section 11.2(b)(ii) above and the denominator of which is the aggregate amount that all the Members would have received if the purchaser had increased its offer price as contemplated in Section 11.2(b)(ii). The percentage of its Interests that each of the Transferring Class A Members and the Tag-Along Member sell will thus be proportionately reduced in accordance with this Section 11.2(b)(iii) such that each will sell that percentage which is a fraction, the numerator of which is the amount such Member would have received under Section 11.2(b)(ii) and the denominator of which is the amount the proposed purchaser would pay under Section 11.2(b)(ii).

(c)    The Tag-Along Notice shall identify the proposed transferee, the aggregate amount of all Class A Interests to be sold by the Transferring Class A Members in the Tag-Along Transfer, the Pro Rata Portion of the Tag-Along Member’s Class B Interest which such Tag-Along Member shall be entitled to Transfer in such Tag-Along Transfer, the Class B Purchase Price, to whom the Tag-Along Response Notice should be given, and all other material terms and conditions of the proposed Tag-Along Transfer. From the date of the Tag-Along Notice, the Tag-Along Member shall have the right (a “Tag-Along Right”), exercisable by written notice (the “Tag-Along Response Notice”) given to the Person identified in the Tag-Along Notice within ten (10) Business Days from the date of the Tag-Along Notice (the “Tag-Along Response Notice Period”), to request that the Transferring Class A Members participating in such Tag-Along Transfer include in the proposed Transfer the Class B Interests held by the Tag-Along Member (up to its Pro Rata Portion) as is specified in such Tag-Along Response Notice at the same price and on the same terms and conditions set forth in the Tag Along Notice.

(d)    Delivery of a Tag-Along Response Notice by the Tag-Along Member to the Person identified in the Tag-Along Notice pursuant to Section 11.2(b) shall constitute an irrevocable election by such Tag-Along Member to sell the Interests beneficially owned by it as is specified in such Tag-Along Response Notice in such Tag-Along Transfer. If, at the end of a one hundred and eighty (180) day period after such delivery, the Tag-Along Transfer has not been consummated on substantially the same terms and conditions set forth in the Tag-Along Notice, all restrictions on Transfers of Interests contained in this Agreement or otherwise applicable at such time with respect to Interests owned by the Tag-Along Member shall continue to be in effect.

(e)    If, at the termination of the Tag-Along Response Notice Period, the Tag-Along Member shall not have exercised its Tag-Along Right by providing the Person identified in the Tag-Along Notice with a Tag-Along Response Notice, the Tag-Along Member shall be deemed to have waived its Tag-Along Right with respect to Transferring its Interest pursuant to such Tag-Along Transfer.

(f)     The Person identified in the Tag-Along Notice may sell, on behalf of the Transferring Class A Members and the Tag-Along Member, if such Member exercises its Tag-Along Right pursuant to this Section 11.2, the Interests entitled to be Transferred in the Tag-Along Transfer on the terms and conditions set forth in the Tag-Along Notice within ninety (90) days of the date on which Tag-Along Rights shall have been waived or exercised.

(g)    The Class A Members shall not consummate any proposed Tag-Along Transfer without compliance with this Section 11.2, and the Company shall not recognize or give effect to any purported Tag-Along Transfer of any Interests not made in compliance with this Section 11.2.

(h)    To the extent there is to be granted any indemnification or other post-closing liability assumed in connection with a Tag-Along Transfer, the selling Members shall do so severally and not jointly.

11.3          Drag-Along Rights. All rights provided for in this Section 11.3 shall be subject to any rights granted or established under the PSA and any agreements attached to or incorporated into the PSA.

(a)    If the Class A Members propose to Transfer all of their Interests to any Person and intend to exercise their right under this Section 11.3 (the “Drag-Along Rights”) to include all Class B Interests in the Transfer (a “Drag-Along Transfer”), then the Class A Members will promptly provide the Class B Member written notice (a “Drag-Along Transfer Notice”) of such proposed Drag-Along Transfer (a “Proposed Drag-Along Transfer”) and all of the terms of the Proposed Drag-Along Transfer as of the date of such Drag-Along Transfer Notice. The Class A Members shall not consummate any Proposed Drag-Along Transfer without compliance with this Section 11.3, and the Company shall not recognize or give effect to any purported Drag-Along Transfer of any Interests not made in compliance with this Section 11.3.

(b)    Interests subject to a Drag-Along Transfer Notice will be included in a proposed Drag-Along Transfer pursuant hereto on the same terms and subject to the same conditions applicable to the Interests which the Class A Members propose to Transfer in the proposed Drag-Along Transfer. Such terms and conditions shall be determined in the sole discretion of the Class A Members.

(c)    The proceeds of any sale pursuant to this Section 11.3 shall be apportioned in accordance with Section 7.1.

(d)    To the extent there is to be granted any indemnification or other post closing liability assumed in connection with a Drag-Along Transfer, the selling Members shall do so severally and not jointly.

11.4          Assignee’s Rights.

(a)    An Assignee shall not be entitled to any of the rights (including voting rights) granted to a Member hereunder or under the Act, other than the right to receive the share of distributions and any other items attributable to a Member’s Interest to which its assignor would otherwise be entitled.

(b)    Any Member that Transfers all of its Interest in compliance with the provisions of this Agreement shall cease to be a Member.

11.5          Withdrawal by a Member. No Member shall be entitled to (a) withdraw from the Company, except upon the Transfer by the Member of all of its Interest and the substitution of that Member’s assignee as a Member of the Company in accordance with this ARTICLE XI, or (b) the return of its Capital Contributions, except to the extent expressly provided for in this Agreement.

11.6          Removal of the Class B Member for Cause or Death, Disability, or Voluntary Termination.

(a)    Removal for Cause. Subject to the provisions hereof, the A Manager may remove the Class B Member for Cause at any time upon notice to the Class B Member or in the event of the Bankruptcy of the Class B Member. The A Manager shall give written notice to the Class B Member of such removal. Upon the removal of the Class B Member as a Member of the Company, the Class B Member shall forfeit its Interest in the Company without the payment of any consideration in respect thereof and shall be entitled to no further distributions with respect to its Interest; provided, however, if the Class B Member is removed for Cause as provided in Section 11.6(c)(i)(B), the Class B Member shall be entitled to a distribution equal to the amount it would have received if the A Manager had elected to make a distribution pursuant to Section 7.1 on the date the Class A Member gave written notice of removal as provided in this Section 11.6(a). Following removal for Cause as provided in this Section 11.6(a), the Class B Member shall have no further rights against the Company or any of its Members or Managers or any Affiliates of any of the foregoing.

(b)    Removal for Death, Disability. or Voluntary Termination. Upon the occurrence of Death, Disability, or Voluntary Termination, the A Manager may elect to reduce the Interest of the Class B Member in the Company upon notice to the Class B Member; provided, however, the A Manager shall discuss the possibility of a suitable replacement for such Person with the Class B Member, and the A Manager shall not unreasonably refuse such replacement. If the A Manager makes an election to reduce the Interest of the Class B Member, the amounts distributable to the Class B Member pursuant to Section 7.1 shall be reduced as set forth in Appendix A.

(c)    “Cause” and “Death, Disability, or Voluntary Termination” Defined. As used in this Agreement, “Cause” shall mean the occurrence of any of the following by any of Michael Piazza, Eric Hanlon, Fred Stein, or their replacements, the Class B Member, the B Manager (as long as the B Manager is Ignis or one of its Affiliates), any of their officers, or any employee of or independent contractor/consultant to Ignis or any of its Affiliates whose aggregate cash and non-cash compensation from Ignis or any of its Affiliates exceeds $150,000 per year: (i) the conviction or the entry of a nolo contendere plea by any of the foregoing with respect to a felony, crime of moral turpitude, or a criminal violation of any federal, state, or foreign securities laws; provided, however, that if such conviction or plea relates to activities that are unrelated to the Company or its business, such conviction or plea shall not constitute “Cause” unless the A Manager determines in good faith that such conviction or the particular circumstances relating thereto could reasonably be expected to result in (A) harm to the Company or the A Members or any of their Affiliates or (B) harm to the reputation of the Company or the A Members or any of their Affiliates or employees; (ii) the commission by any of the foregoing of fraud, bad faith, willful or intentional misconduct, or gross negligence in the performance of its duties and obligations hereunder (or, in the case of officers and directors, the duties and obligations of the Class B Member or the B Manager); (iii) a material breach by any of the foregoing in the performance or observation of any other material agreement, covenant, term, condition, or obligation hereunder (except in the case of clauses (iv), (v), (vi), and (vii) of Section 4.4(a), which shall require a willful and material breach of this Agreement); (iv) the Transfer or attempted Transfer by the Class B Member of its Interest in violation of this Agreement; (v) the termination of employment of Michael Piazza or, in the case of Fred Stein, the independent contractor/consultant relationship (unless replaced by an employment relationship) or employment with the Class B Member, other than as a result of Death, Disability, or Voluntary Termination, or (vi) the termination of the independent contractor/consultant relationship of Eric Hanlon (whether directly or through Lifestyles Integration, Inc., (provided that a majority of the equity interests in Lifestyles Integration, Inc. are owned by Eric Hanlon and his spouse) unless replaced with an employment relationship) or employment with the Class B Member, other than as a result of Death, Disability, or Voluntary Termination of Eric Hanlon. As used in this Agreement, “Death, Disability, or Voluntary Termination” shall mean (a) the occurrence of the death of Michael Piazza, Eric Hanlon, or Fred Stein; (b) the termination of employment of Michael Piazza or, in the case of Fred Stein, employment or the independent contractor/consultant relationship, with the Class B Member (whether initiated by such Person or not) at a time that such Person is subject to a Disability (as defined herein); (c) the termination of employment or the independent contractor/consultant relationship of Eric Hanlon (whether directly or through Lifestyles Integration, Inc. (provided that a majority of the equity interests in Lifestyles Integration, Inc. are owned by Eric Hanlon and his spouse)) with the Class B Member (whether initiated by such Person or not) at a time that such Person is subject to a Disability; (d) the voluntary termination of employment of Michael Piazza or, in the case of Fred Stein, the independent contractor/consultant relationship (unless replaced by an employment relationship) or employment with the Class B Member; or (e) the voluntary termination of the independent contractor/consultant relationship with Eric Hanlon (whether directly or through Lifestyles Integration, Inc., (provided that a majority of the equity interests in Lifestyles Integration, Inc. are owned by Eric Hanlon and his spouse) unless replaced by an employment relationship) or employment with the Class B Member.

ARTICLE XII
BOOKS, RECORDS, REPORTS, BANK ACCOUNTS

12.1          Books and Records. Except as may otherwise be required by this Agreement, the B Manager shall keep books of account in accordance with GAAP and in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Company and shall be maintained for review by the Members and their representatives at their respective expense during the term of the Company and for a period of four years thereafter. The calendar year shall be selected as the accounting year of the Company, and the books of account shall be maintained on an accrual basis. Upon request, the B Manager shall supply to the Members information reasonably requested regarding the Company or its activities. During ordinary business hours, the Members and their authorized agents and representatives shall have reasonable access to all books, records, and materials in the Company’s offices regarding the Company and its activities.

12.2          Reports and Opinions. The B Manager shall deliver to the Members, the following financial statements, reports, legal opinions, and other information at the times indicated below:

(a)    Accounting Reports.

(i)     Unless otherwise directed by the A Manager, within 120 days after the end of each Fiscal Year, the B Manager shall cause the Company’s independent certified public accountants to prepare and deliver to each Member an audited financial report for such Fiscal Year, prepared in accordance with GAAP, setting forth: (A) a statement of assets, liabilities, and members’ equity of the Company as of the end of such Fiscal Year, (B) a statement of earnings for such Fiscal Year; and (C) a statement of cash flows for such Fiscal Year, and any other information which the Class B Manager shall deem necessary, desirable, or appropriate, together with a statement of each Member’s Capital Account. The independent certified public accountants for the Company shall be a firm of independent certified public accountants selected by the A Manager.

(ii)    Unless otherwise directed by the A Manager, within 45 days after the end of each of the Company’s Fiscal Quarters in each Fiscal Year, the B Manager shall cause to be prepared and delivered to each Member an unaudited financial report for such Fiscal Quarter, prepared in accordance with GAAP, setting forth: (A) a statement of assets, liabilities, and members’ equity of the Company as of the end of such Fiscal Quarter, (B) a statement of earnings for such Fiscal Quarter, and (C) a statement of cash flows for such Fiscal Quarter, together with a statement of each Member’s Capital Account.

(b)    Other Reports and Opinions.

(i)     Annual tax reporting information, as set forth in Section 12.3.

(ii)    Unless otherwise directed by the A Manager, within 5 Business Days following receipt of WBO’s monthly accounting under the Operating Agreements, the B Manager shall cause to be prepared and delivered to each Member a report for such month, setting forth: (A) a statement of cash flows for such month, together with a statement of each Member’s Capital Account, (B) a description of any deviations or variation of the monthly activity from the Plan or the budget for such month, (C) a description of any unanticipated developments for such month, (D) any other material information, and (E) any other information requested by the A Manager.

(iii)   Such other reports and financial statements as the A Manager may require from time to time.

12.3          Tax Returns; Tax Matters Partner. The Class B Manager shall cause to be prepared and shall timely file all federal, state, and local income and other tax returns and reports as may be required as a result of the business of the Company. The B Manager shall use its commercially reasonable efforts to (a) provide the Members a good faith estimate of the Members’ allocable shares of taxable income, loss, gain, and credits on or before April 1 of each year, (b) provide to each Member a copy of the federal income tax return it intends to file on or before June 15 of each year, and (c) furnish to each Member its Schedule K-1 to Form 1065 on or before June 15 of each year, and (d) file the Company’s federal income tax return on or before June 15 of each year; provided, however, in no event shall the B Manager deliver the information set forth in this Section 12.3 later than August 1 of each year.

12.4          Bank Accounts. The B Manager shall maintain one or more accounts in the name of the Company in one or more banks, which accounts shall be used for the payment of expenditures incurred by the Company in connection with the business of the Company and in which shall be deposited any and all receipts of the Company. All amounts shall be and shall remain the property of the Company and shall be received, held, and disbursed by the B Manager only for the purposes specified in this Agreement. The A Manager shall receive copies of any statements received by the Company with respect to any accounts maintained by the Company. There shall not be deposited in any of such accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds.

ARTICLE XIII
DISSOLUTION, LIQUIDATION, AND TERMINATION

13.1          Dissolution. The Company shall be dissolved upon the occurrence of any of the following (each, an “Event of Dissolution”):

(a)    determination by the Class A Members to dissolve the Company;

(b)    the sale or other disposition of all or substantially all of the Company’s assets unless otherwise determined by the A Manager; or

(c)    the entry of a judicial order dissolving the Company.

13.2          Winding-Up. Upon the occurrence of an Event of Dissolution, the Company shall be dissolved and wound-up. In connection with the dissolution and winding-up of the Company, a liquidator or other representative (the “Liquidation Representative”) appointed by the Managers shall proceed with the sale or liquidation of all of the assets of the Company (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)    first, to pay (or to make provision for payment) in satisfaction of all obligations of the Company for all expenses of such liquidation;

(b)    second, to pay (or to make provision for the payment of) all creditors of the Company (including Members who are creditors of the Company) in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities, or obligations of the Company due such creditors;

(c)    third, to the establishment of any reserve which the Liquidation Representative may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (such reserve may be paid over by the Liquidation Representative to an escrow agent acceptable to the Liquidation Representative, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Liquidation Representative for distribution of the balance in the manner hereinafter provided in this Section 13.2); and

(d)    fourth, after the payment (or the provision for payment) of all debts, liabilities, and obligations of the Company in accordance with each of the clauses above, to the Members or their legal representatives in accordance with the positive balances in their respective Capital Accounts, after taking into account all adjustments to Capital Accounts for all periods, no later than the end of the Fiscal Year in which the Event of Dissolution occurs or, if later, within ninety (90) days after the date of the liquidation of the Company.

13.3          Distributions in Cash or in Kind or a Winding-Up. Upon dissolution, the Liquidation Representative may in its sole and absolute discretion (a) liquidate all or a portion of the Company assets and apply the proceeds of such liquidation in the manner set forth in Section 13.2 and/or (b) hire independent appraisers to appraise the value of Company assets not sold or otherwise disposed of (the cost of such appraisal to be considered a Company Expense) or determine the Book Value of such assets, and allocate any unrealized gain or loss determined by such appraisal to the Members respective Capital Accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the manner set forth in Section 13.2; provided that the Liquidation Representative shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash the debts and liabilities described in Section 13.2.

If a Member shall, upon the advice of counsel, determine that there is a reasonable likelihood that any distribution in kind of an asset would cause such Member to be in violation of any law, regulation, or order, such Member and the Liquidation Representative shall each use its reasonable best efforts to make alternative arrangements for the sale or transfer into an escrow account of any such distribution on mutually agreeable terms.

13.4          Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Representative to minimize the losses attendant upon such liquidation.

13.5          Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Liquidation Representative (or the Members if necessary) shall cause the cancellation of the Certificate of the Company and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XIV
RIGHTS OF FIRST OFFER

Subject to any prior obligations of the Class B Member to Cornell Capital Partners, LP, for two years following the date of this Agreement, the Class B Member and its Affiliates shall not sell any Security or enter into any financing arrangement, whether it be for debt or equity (including, without limitation, any hybrid or derivative of either debt or equity), without first submitting a written offer of such Security or financing arrangement to Silver Point. If Silver Point declines such offer in writing, the Class B Member and/or its Affiliates, as the case may be, may enter into such sale of Securities or financing arrangement if, but only if, on terms no less favorable to the Class B Member than the terms declined by Silver Point.

ARTICLE XV
AMI ACTIVITIES

15.1          Acreage Purchase Limitation. The Class B Member shall not, and it shall cause each of its Affiliates not to, directly or indirectly, engage in or become Financially Interested in any Person that engages directly or indirectly in a Restricted Business in the portion of the AMI defined in the Operating Agreement attached to the PSA (the “AMI”) until the Company has satisfied all additional acreage purchase obligations under the PSA.

15.2          AMI Right of First Offer. After the Company has satisfied all additional acreage purchase obligations under the PSA, the Class B Member shall not, and it shall cause each of its Affiliates not to, directly or indirectly, engage in or become Financially Interested in any Person that engages directly or indirectly in a Restricted Business in the AMI, unless the Class B Member first notifies the A Manager in writing of such opportunity and offers (or causes such Affiliate to offer) the Company in writing such opportunity to engage in or become Financially Interested in such Restricted Business on the terms and conditions available to the Class B Member.

15.3          Pursuit of Opportunity. As soon as practicable, but in any event, within 15 days after receipt of such notification pursuant to Section 15.2, the A Manager shall notify the Class B Member that either (a) the A Manager has determined to cause the Company to pursue such opportunity or (b) the A Manager has determined not to cause the Company to pursue such opportunity. If the A Manager notifies the Class B Member that it has determined not to cause the Company to pursue such opportunity, or if having provided the notice contemplated in clause (a) of the preceding sentence, the Company ceases to actively pursue such opportunity, the Class B Member or its Affiliate shall be free to engage in such Restricted Business or become Financially Interested in such Person, provided, however, that during the 18-month period after the Company has satisfied all additional acreage purchase obligations under the PSA, the Class B Member shall not, and it shall cause each of its Affiliates not to, directly or indirectly, engage in such Restricted Business or become Financially Interested in such Person unless the A Manager and the Class B Member reach a mutually acceptable agreement that would protect the interests of the Company and enable the Class B Member or its Affiliate to pursue such opportunity independently or in concert with others without adversely affecting the Company (in the judgment of the A Manager), provided that in no event shall the A Manager be required to consent to the Class B Member or its Affiliate pursuing such opportunity. If the A Manager determines to cause the Company to pursue any opportunity offered to the Company pursuant to Section 15.2, the Class B Member shall have the right to co-invest up to 50% of the aggregate capital necessary for all such opportunities and any related drilling and development costs associated with all such opportunities up to an aggregate cap of $10,000,000 on terms to be agreed upon between the A Manager and the Class B Member.

15.4          Reimbursement of Expenses. The Class B Member may seek reimbursement from the A Manager for any origination expenses or due diligence expenses incurred in the furtherance of any additional acreage purchases pursuant to Section 15.2; provided that such reimbursement shall not be unreasonably withheld or delayed.

ARTICLE XVI
MISCELLANEOUS

16.1          Notices. All notices, elections, demands, or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) overnight delivery service with proof of delivery, (c) facsimile (provided that such facsimile is confirmed), or (d) electronic transmission if acknowledgement thereof is received by the sender. When in this Agreement it is provided that a time period shall commence when a notice is received, such time period shall commence (x) upon actual receipt by the addressee if by personal delivery or overnight delivery service, (y) at the time of the confirmation of receipt, if by facsimile, or (z) upon telephone confirmation by the sender that an addressee has received an electronic transmission. Each Member’s address for notices and other communications hereunder shall be that set forth opposite such Member’s signature hereto. A Member may change its address by giving notice in writing to the other Members of its new address.

16.2          Amendments. Except as otherwise provided herein, this Agreement may be amended, or any provision hereof waived, only with the written consent of each Member.

16.3          Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between and among the Members and replaces and supersedes all prior agreements. Except as otherwise provided herein, this Agreement supersedes all written and oral statements, and no representation, statement, condition, or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever. No Member has rendered any services to or on behalf of any other Member or the Company, and no Member shall have any rights with respect to any services that might be alleged to have been rendered prior to the date hereof.

16.4          No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of that Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

16.5          Applicable Law; Submission to Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES. EACH MEMBER IRREVOCABLY CONSENTS AND AGREES THAT (a) ANY ACTION BROUGHT TO COMPEL ARBITRATION OR IN AID OF ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, (b) ANY ACTION CONFIRMING AND ENTERING JUDGMENT UPON ANY ARBITRATION AWARD, AND (c) ANY ACTION FOR TEMPORARY INJUNCTIVE RELIEF TO MAINTAIN THE STATUS QUO OR PREVENT IRREPARABLE HARM, MAY BE BROUGHT IN THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH MEMBER HEREBY SUBMITS TO AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS THEREOF. EACH MEMBER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL RETURN RECEIPT REQUESTED OR BY RECEIPTED COURIER SERVICE IN THE MANNER SET FORTH IN SECTION 16.1

16.6          Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.7          Exhibits, etc. All of Exhibits, Schedules, Annexes, and Appendices attached hereto are incorporated herein by reference and made a part hereof for all purposes, and references to this Agreement shall also include such Exhibits unless the context in which used shall otherwise require.

16.8          Survival of Representations and Warranties. All representations, warranties, and covenants made by any party to this Agreement or any other document contemplated thereby or hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement or such other document, regardless of any investigation made by or on behalf of any such party.

16.9          No Third-Party Benefit. Except for the rights of the Covered Persons provided in this Agreement, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

16.10        Filings. Prior to conducting any business in any jurisdiction, the Class B Manager shall to the full extent necessary to establish limited liability for the Members under the laws of such jurisdiction and otherwise to comply with the laws of that jurisdiction, cause the Company to comply with all requirements for the registration or qualification of the Company to conduct business as a limited liability Company in that jurisdiction. Thereafter, the Class B Manager shall cause the Company to continue to comply with all such requirements and all other requirements necessary to maintain the limited liability of the Members in each jurisdiction where the Company does business.

16.11        WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

16.12        Arbitration of Disputes.

(a)    Requirement to Arbitrate. Any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement or the interpretation of any terms provided herein or any arrangements relating hereto or contemplated herein or the breach, termination, or invalidity of any provision herein shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute, or controversy which cannot be resolved between the parties, including, without limitation, any matter relating to the interpretation of this Agreement, shall be arbitrated irrespective of the magnitude or the amount in controversy thereof or whether such disagreement, dispute, or controversy would otherwise be considered justifiable or ripe for resolution.

(b)    Arbitration Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), except as those Arbitration Rules conflict with the provisions of this Section 16.12, in which event the provisions of this section shall control.

(c)    The Arbitrators.

(i)     The arbitration shall be conducted before a tribunal composed of three arbitrators.

(ii)    Each party to the dispute shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within 30 days after delivery of the response (as defined in and in accordance with the Arbitration Rules).

(iii)   The two arbitrators appointed by the parties shall jointly appoint the third arbitrator, obtain the appointee’s acceptance of such appointment, and notify the parties in writing of such appointment and acceptance within 30 days after their appointment and acceptance. The third arbitrator shall serve as the chairperson of the tribunal.

(iv)   If the appointment and acceptance of any appointed arbitrator appointed by a party or the chairperson are not timely effected, then, upon the joint request of the parties or the request of either of them, the AAA shall appoint the arbitrator or the chairperson, as the case may be, and obtain acceptance of such appointment.

(v)    Each arbitrator appointed pursuant to Section 16.12(c)(ii) shall be admitted either to the Bar of the State of New York or the Bar of the State of Texas and shall have been a partner of either a Texas-headquartered law firm with at least 500 lawyers or a New York-headquartered law firm with at least 500 lawyers and shall have expertise in the field of corporate transactions (including mergers and acquisitions and investment funds); provided, however, such arbitrator shall not have been a partner at Akin Gump Strauss Hauer & Feld LLP. The third arbitrator, who shall serve as the chairperson of the tribunal pursuant to Section 16.12(c)(iii), shall be admitted to the Bar of the State of Delaware and shall have been a partner at a nationally recognized Delaware law firm and shall have expertise in the field of corporate transactions (including mergers and acquisitions and investment funds).

(vi)   The parties intend that each of the arbitrators be independent and impartial. To this end, each arbitrator shall disclose to the parties and to the other members of the tribunal, any professional, familial, or social relationships, present or past, with any party or counsel. In the event that either party believes that any arbitrator is not independent and impartial, such party may apply for the removal of such arbitrator. Such application shall be made (a) if the arbitrator being challenged is the chairperson or if no chairperson is then in office, to the AAA, and (b) in any other case, to the chairperson. The AAA or the chairperson, as the case may be, shall reach and render a decision in writing regarding such application, which decision shall be final. If such decision includes a finding that the challenged arbitrator is not independent and impartial, such arbitrator shall automatically be removed from the tribunal. The vacancy arising from such removal shall be filled by the party who was originally entitled to appoint such arbitrator or, in the case of the chairperson, by the other arbitrators (or if they are unable to agree, by the President of the AAA).

(d)    Fees and Expenses of Arbitration, Including Attorney̓ s Fees. Each party shall bear its own attorney’s fees and expenses.

(e)    Limitation on Award. The arbitrators shall not be permitted to award punitive damages.

(f)     Location of Arbitration. The arbitration shall be conducted in Wilmington, Delaware or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(g)    Evidentiary Matters. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in any form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure. The question of whether the interests of justice so require shall be determined by the arbitrators.

(h)    Finality of Award. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties also agree that judgment upon such award may be entered in any court of competent jurisdiction.

16.13        Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract, or otherwise) which any party may otherwise have.

16.14        Use of Silver Point Name. Without the prior written consent of the A Manager, which consent may be withheld in its sole discretion, none of the other Members or their respective Affiliates will use or otherwise disclose (whether orally or in writing) the name “Silver Point” or any variation thereof. For the avoidance of doubt, the foregoing shall not restrict use of the name “Silver Point” that is required to be disclosed by applicable law, regulatory body, legal process, or court order, provided the party proposing such disclosure gives the A Manager notice of any such required disclosure and a reasonable opportunity to contest the requirement for disclosure.

16.15        Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

16.16        Press Releases. The Class B Member may not make any public announcements regarding this Agreement or the Company or its business to the financial community, the press, or the general public, except as required by applicable law; provided, however, the Class B Member may consult with and obtain prior approval of the A Manager, which approval, if given, shall be provided in a timely manner, before issuing such a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval. The Class A Members may, at any time, make any public announcement regarding this Agreement or the Company or its business to the financial community, the press, or the general public; provided it shall consult with the Class B Member prior to such announcement.

Remainder of Page Intentionally Left Blank.

Signature Page Follows.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

CLASS A MEMBERS:

SPC IGNIS INC.
A Delaware corporation

By:	SP Ignis Offshore, Ltd.
By:
Name:
Title:

ADDRESS FOR NOTICE PURPOSES:
c/o Silver Point Capital, L.P.
2 Greenwich Plaza
Greenwich, CT 06830

SPC IGNIS (ONSHORE) LLC
A Delaware limited liability company

By:
Name:
Title:

ADDRESS FOR NOTICE PURPOSES:
c/o Silver Point Capital, L.P.
2 Greenwich Plaza
Greenwich, CT 06830

SPC IGNIS (FINANCE) LLC
A Delaware limited liability company

By:
Name:
Title:

ADDRESS FOR NOTICE PURPOSES:
c/o Silver Point Capital, L.P.
2 Greenwich Plaza
Greenwich, CT 06830

CLASS B MEMBER:

IGNIS PETROLEUM GROUP, INC.

By:
Name:
Title:

ADDRESS FOR NOTICE PURPOSES:
100 Crescent Court, 7th Floor
Dallas, Texas 75201
Attn: Michael P. Piazza, President

EXHIBIT A

Defined Terms

“AAA” means the American Arbitration Association.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any successor statute or statutes thereto.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of that Person, (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by that Person, (c) any Person directly or indirectly controlling, controlled by, or under common control with that Person, and (d) any officer, director, partner, member, or manager of any Person described in subsections (a), (b), or (c) of this paragraph, and the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities, or policies of any Person whether through the ownership of voting securities, by contract, employment, or otherwise.

“Aggregate Capital Contribution” has the meaning provided in Section 5.1(a).

“Agreement” has the meaning provided in the introduction hereto.

“A Manager” means Silver point Capital, L.P. or, in the event of the resignation of Silver Point Capital, L.P., a Person selected by a majority of the Class A Members.

“Anti-Money Laundering Laws” has the meaning provided in Section 9.7.

“Arbitration Rules” has the meaning provided in Section 16.12.

“Assignee” means the transferee of all or any portion of a Member’s Interest.

“Bankruptcy” means, for any Member, the taking by such Member or the acquiescing by such Member in the taking of an action seeking relief under, or advantage of, an applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as the same may be hereafter amended from time to time, and any successor statute or statutes thereto.

“B Manager” means the Class B Member.

“Book Value” means with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except that the Book Values of all Company assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the actual distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member; or (c) the date of the actual liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the A Manager determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Book Value of any Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its Fair Market Value.

“Business Day” means a day that is not a Saturday, Sunday, or a day on which banks in New York, New York are authorized or required by law to close.

“Capital Account” has the meaning provided in Section 7.3.

“Capital Contributions” has the meaning provided in Section 5.1(a).

“Capital Percentage” has the meaning provided in Section 7.4(d).

“Cause” has the meaning provided in Section 11.6(c).

“Claim” has the meaning provided in Section 4.6(b)(i).

“Class A Interest” means the Interest of the Class A Members.

“Class A Member” has the meaning provided in the introduction hereto.

“Class B Interest” means the Interest of the Class B Member.

“Class B Improvements” means all forms of Intellectual Property Rights that originate with or are acquired by the Class B Member (or its Affiliates) (whether directly or pursuant to cost sharing or other similar agreements or arrangements) based upon, derived from, guided by, selected using, tested with, using, employing, including, practicing, exploiting, enabled by or otherwise relating to, in any manner whatsoever, the Technology.

“Class B Member” has the meaning provided in the introduction hereto.

“Class B Purchase Price” has the meaning provided in Section 11.2(b)(ii).

“Closing Date” means the Closing Date as that term is defined in the PSA.

“Code” means the Internal Revenue Code of 1986 and any successor statute or statutes.

“Commitment” means, with respect to each Member, the amount set forth opposite such Member’s name on Exhibit B in the column entitled “Commitment.”

“Company” has the meaning provided in the introduction.

“Company Expenses” means all bona fide costs and expenses relating to the Company’s activities, to the extent included in the approved Plan, including (a) reasonable Organizational Expenses of the Company and reasonable legal, auditing, consulting, and accounting expenses associated with the preparation of and amendments to this Agreement, the Company’s financial statements, reports to Members, tax returns, and IRS Form K-1s; (b)  meetings of the Members; (c) reasonable expenses of the Managers; (d)  premiums for liability insurance to protect the Company, the Managers, and the Members, and in each case, any of their respective partners, members, managers, stockholders, officers, directors, employees, agents, or Affiliates in connection with activities of the Company; (e) reasonable expenses associated with the management or operation of the Project, including those incurred or payable under the PSA or the Operating Agreements; (f) any taxes and other governmental charges, fees, and duties payable by the Company; (g) all reasonable expenses incurred in connection with any litigation, claim, arbitration, or other proceeding involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith; (h) all principal, interest, fees, expenses, and other amounts payable in respect of or in connection with borrowings, financings, or derivate transactions approved in accordance with the terms of this Agreement; (i) expenses to wind-up and liquidate the Company; (j) reasonable travel and entertainment expenses related to the on-going management of the Project; and (k) all direct and indirect costs, expenses, and liabilities incurred in connection with the acquisition, ownership, and disposition of the Project; provided, however, Company Expenses shall not include overhead, administrative, salary, or other related expenses of the Class B Member.

“Confidential Business Information” has the meaning provided in Section 6.3(a).

“Confidential Technology Information” has the meaning provided in Section 6.3.

“Copyrights” shall mean all U.S. and foreign registered and unregistered copyrighted or copyrightable works, all applications, registrations, and renewals in connection therewith, and all rights in or with respect to the foregoing to the extent any of the foregoing relate to the Technology, including, without limitation, the copyrights in the Works of Authorship.

“Covered Person” has the meaning provided in Section 4.6(b).

“Death, Disability, or Voluntary Termination” has the meaning provided in Section 11.6.

“Disability” means a physical or mental incapacity that prevents the Person in question from performing the essential functions of his position, with reasonable accommodation, for a period of six consecutive months as documented by a licensed healthcare professional selected by the A Manager to determine, at the A Manager’s expense, whether a Disability exists. In addition, the Class B Member may submit to the A Manager documentation of Disability from a licensed healthcare professional of its choice. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Person in question, and the opinion of such third licensed healthcare professional shall be dispositive.

“Drawdown Notice” has the meaning provided in Section 5.2(a).

“Drawdowns” means the Capital Contributions provided for in Section 5.1 and pursuant to the procedures set forth in Section 5.2 from time to time by the Members pursuant to Drawdown Notices.

“Drag-Along Rights” has the meaning provided in Section 11.3(a).

“Drag-Along Transfer” has the meaning provided in Section 11.3(a).

“Drag-Along Transfer Notice” has the meaning provided in Section 11.3(a).

“Event of Dissolution” means any event set forth in Section 13.1.

“Execution Date” means the Execution Date as that term is defined in the PSA.

“Fair Market Value” means (a) as to any Securities which are listed or admitted to trading on any national securities exchange on any trading day, the amount equal to (i) the last sale price of such Securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Securities are then listed or admitted to trading, or (ii) if such Securities are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such Securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such Securities on such date as shown by such automated quotation system, and (b) as to any other property on any date, the fair market value of such property on such date as determined in good faith by the A Manager.

“Financially Interested” means interested financially as a principal, employee, partner, shareholder, agent, manager, owner, advisor, consultant, lender, or guarantor; provided, however, a Person will not be deemed Financially Interested solely by reason of owning less than 1% of the common stock of a publicly traded company with a market capitalization in excess of $1,000,000,000.

“Fiscal Quarter” means (a) the period commencing on the Closing Date and ending on December 31, 2006, and (b) any subsequent three-month period commencing on the first day of each of January, April, July, and October and ending on the last day of the next of March, June, September, and December; provided, however, the last Fiscal Quarter shall end on the date on which all Company property is distributed pursuant to Section 13.2 and the Certificate has been canceled pursuant to the Act.

“Fiscal Year” means (a) the period commencing on the Closing Date and ending on December 31, 2006, and (b) any subsequent period commencing on January 1st and ending on the earlier to occur of (i) the following December 31st, or (ii) the date on which all Company property is distributed pursuant to Section 13.2 and the Certificate has been canceled pursuant to the Act.

“Formation Date” has the meaning provided in the introduction hereto.

“Funding Date” has the meaning provided in Section 5.2(a).

“GAAP” means those generally accepted accounting principles and practices consistently applied that are recognized in the United States of America as such by the Financial Accounting Standards Board (or any generally recognized successor thereto).

“Ignis” has the meaning provided in the introduction hereto.

“Intellectual Property Rights” shall mean, as to any Person, any and all of the following that are (a) related to the Technology and (b) owned by such Person: patents (including, but not limited to, existing patent and pending patent applications, improvement patents, patents of addition, as well as divisions, reissues, contributions, and extensions of any of the foregoing), inventions, disclosures, Copyrights, Trademarks, Know How, trade secrets, designs, and other intellectual property rights (whether registered or unregistered, and all applications for the same), as well as all contract rights related thereto.

“Interest” means a Member’s entire ownership interest in the Company and all rights and liabilities associated therewith, at any particular time, including the right of each Member to any and all benefits to which a Member may be entitled as provided in this Agreement and the rights to distributions (liquidating or otherwise) and allocations as provided in this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Know-How” shall mean any and all know-how, technical information, proprietary ideas, concepts, methods, processes, inventions (whether patentable or not), improvements, experience, data (including without limitation, drawings, specifications, computer programs, abandoned and expired patents, and documentation) or other information, and all rights in or to any of the foregoing presently available or generated during the term of this Agreement relating to the Technology.

“Liquidation Representative” has the meaning provided in Section 13.2.

“Manager” means the A Manager or the B Manager and “Managers” means the A Manager and the B Manager.

“Member” has the meaning provided in the introduction hereto.

“Net Income and Net Loss” means for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss, deduction, or expense specially allocated pursuant to this Agreement (including Section 5.3) shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes the amount of depreciation, amortization, or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization, or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization, or other cost recovery deduction is zero, the B Manager may use any (subject to the approval of the A Manager reasonable method for purposes of determining depreciation, amortization, or other cost recovery deductions in calculating Net Income and Net Loss); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable, and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items.

“Operating Agreements” has the meaning provided in Section 4.1(l).

“Organizational Expenses” means reasonable legal, auditing, consulting, and accounting expenses of the Company associated with the formation of the Company.

“Original Agreement” has the meaning provided in the introduction hereto.

“Person” means an individual, an estate, a corporation, a company, a partnership, a limited partnership, a limited liability company, an association, a joint stock company, a trust, or other legal entity.

“Plan” has the meaning provided in Section 4.2.

“Project” means owning, holding, managing, operating, and producing and disposing of oil, gas and other hydrocarbons from the oil and gas leases and other interests subject to the PSA or otherwise acquired by the Company, exercising the Company’s rights and performing its obligations under the PSA, and matters incidental to those activities, including operation of the gas pipeline gathering system acquired pursuant to the PSA.

“Proposed Drag-Along Transfer” has the meaning provided in Section 11.3(a).

“Pro Rata Portion” has the meaning provided in Section 11.2(b)(ii).

“PSA” has the meaning provided in the introduction hereto.

“Purchase Price” has the meaning provided in Section 5.1(a).

“Remaining Commitment” means, as to any Member on any date, an amount equal to the positive excess, if any, of (a) such Member’s Commitment, over (b) the aggregate amount of all Capital Contributions made by such Member to the Company in accordance with this Agreement, including Sections 5.1, 5.2 and 5.3, as adjusted from time to time pursuant to Sections 5.4 and 7.4(h).

“Restricted Business” means (i) the exploration, exploitation or production of any natural resource deposits, or (ii) any activities related or incidental thereto.

“Securities” means any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, chooses in action, partnership or limited liability company interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options, and (b) claims or other causes of action, matured or unmatured, contingent or otherwise, of creditors and/or equity holders of any Person against such Person, including “claims” and “interests”, in each case as defined under the Bankruptcy Code, and all rights and options relating to the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Services Agreement” has the meaning provided in Section 4.4(a)(ix).

“Silver Point” means Silver Point Capital, L.P. or any of its Affiliates.

“Simulated Basis” shall mean the Book Value of any oil and gas property (as defined in Section 614 of the Code) as adjusted from time to time for Simulated Depletion.

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” shall mean the excess of the amount realized from the sale or other disposition of an oil or gas property over the Book Value of such property. If the Book Value of any property the sale of which would result in Simulated Gain is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain from the disposition of such property for purposes of computing Simulated Gain.

“Simulated Loss” shall mean the excess of the Book Value of an oil or gas property over the amount realized from the sale or other disposition of such property. If the Book Value of any property the sale of which would result in Simulated Loss is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as loss from the disposition of such property for purposes of computing Simulated Loss.

“Tag-Along Member” has the meaning provided in Section 11.2.

“Tag-Along Notice” has the meaning provided in Section 11.2.

“Tag-Along Response Notice” has the meaning provided in Section 11.2.

“Tag-Along Response Notice Period” has the meaning provided in Section 11.2.

“Tag-Along Right” has the meaning provided in Section 11.2.

“Tag-Along Transfer” has the meaning provided in Section 11.2.

“Texas Certificate” has the meaning provided in the introduction hereto.

“Technology” means any technology that is acquired, developed, or improved in connection with the Project and any horizontal drilling technology acquired, developed, or improved in connection with the Project.

“Trademarks” shall mean U.S., state and foreign trademarks, service marks, logos, slogans, trade dress, traded names, and other designations of origin used in connection with the Technology, including all goodwill associated therewith and symbolized thereby, any common law rights, registrations and applications to register the foregoing, and all rights in or with respect to any of the foregoing.

“Transfer” means, with respect to an Interest, a sale, exchange, transfer, assignment, hypothecation, mortgage, pledge, or other disposition, granting of a security interest in, encumbering, or permitting any encumbrance of, the Interest in question.

“Transferring Class A Members” has the meaning provided in Section 11.2.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as the same may be hereafter amended from time to time.

“WBO” has the meaning provided in the introduction hereto.

“Works of Authorship” shall mean all works of authorship reduced to tangible form describing or relating to the Technology.

EXHIBIT B

Member Commitments

Member	Commitment	Initial Capital Contributions	Interest Percentage

Class A Members

SPC Ignis Inc.
c/o Silver Point Capital, L.P.	$9,784,934.17	$7,600,039.80	37.5%
2 Greenwich Plaza
Greenwich, CT 06830

SPC Ignis (Onshore) LLC
c/o Silver Point Capital, L.P.	$9,784,934.17	$7,600,039.80	37.5%
2 Greenwich Plaza
Greenwich, CT 06830

SPC Ignis (Finance) LLC
c/o Silver Point Capital, L.P.	$6,523,289.45	$5,066,693.19	25%
2 Greenwich Plaza
Greenwich, CT 06830

Class B Member

Ignis Petroleum Group, Inc.
100 Crescent Court, 7th Floor	$0.00	$0.00	0%
Dallas, TX 75201
Attn: Michael P. Piazza, President

Total	$26,093,157.79	$20,266,772.79	100%

B-1

EXHIBIT C

Services Agreement

C-1

APPENDIX A

Mike Piazza - If Mike Piazza is removed pursuant to Section 11.6(b), distributions to the Class B Member shall be thereafter reduced as follows:

(i)     If prior to the 1 year anniversary of this Agreement, by 25%

(ii)    If after the 1 year anniversary but before the 2 year anniversary of this Agreement, by 20%

(iii)   If after the 2 year anniversary but before the 3 year anniversary of this Agreement, by 15%

(iv)   If after the 3 year anniversary of this Agreement, by 5%

Eric Hanlon - If Eric Hanlon is removed pursuant to Section 11.6(b), distributions to the Class B Member shall be thereafter reduced as follows:

(i)     If prior to the 1 year anniversary of this Agreement, by 20%

(ii)    If after the 1 year anniversary but before the 2 year anniversary of this Agreement, by 15%

(iii)   If after the 2 year anniversary but before the 3 year anniversary of this Agreement, by 10%

(iv)   If after the 3 year anniversary of this Agreement, by 5%

Fred Stein - If Fred Stein is removed pursuant to Section 11.6(b), distributions to the Class B Member shall be thereafter reduced as follows:

(i)     If prior to the 1 year anniversary of this Agreement, by 30%

(ii)    If after the 1 year anniversary but before the 2 year anniversary of this Agreement, by 25%

(iii)   If after the 2 year anniversary but before the 3 year anniversary of this Agreement, by 20%

(iv)   If after the 3 year anniversary of this Agreement, by 5%

Provided, however, if Fred Stein retires from Ignis after the 3 year anniversary of this Agreement, such retirement shall be considered a Disability, but there shall be no subsequent reduction in distributions to the Class B Member due to such retirement.

Reductions Cumulative - All reductions provided for in this Appendix A shall be cumulative.

Example 1 - If Mike Piazza and Eric Hanlon are both removed pursuant to Section 11.6(b) prior to the 1 year anniversary of this Agreement, distributions to the Class B Member shall be thereafter reduced by 45%.

Example 2 - If Eric Hanlon is removed pursuant to Section 11.6(b) after the 1 year anniversary but before the 2 year anniversary of this Agreement, distributions to the Class B Member shall be thereafter reduced by 15%, and if thereafter Fred Stein is removed pursuant to Section 11.6(b) after the 2 year anniversary but before the 3 year anniversary of this Agreement, there shall be a subsequent reduction of an additional 20% aggregating to a combined reduction of 35%.

Appendix A-1